UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    CEPHEID

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CEPHEID

904 Caribbean Drive

Sunnyvale, CA 94089

(408) 541-4191

March 15, 2012

To Our Shareholders:

I am pleased to invite you to attend the annual meeting of shareholders of Cepheid to be held at our offices located at 1327 Chesapeake Terrace, Sunnyvale, California 94089, on Tuesday, April 24, 2012, at 1:00 p.m. Pacific time.

The agenda for this year’s meeting is described in detail in the following notice of annual meeting of shareholders and proxy statement.

The Board of Directors appreciates and encourages shareholder participation in Cepheid’s affairs and invites you to attend the meeting in person. It is important, however, that your shares be represented at the annual meeting in any event. For that reason we ask that you take a moment to complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope, whether or not you expect to attend the meeting. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person.

We thank you for your support and look forward to seeing you at the meeting.

Sincerely,

/s/ JOHN L. BISHOP
John L. Bishop
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 24, 2012:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://www.edocumentview.com/CPHD

CEPHEID

904 Caribbean Drive

Sunnyvale, California 94089

Notice of Annual Meeting of Shareholders

To Be Held On April 24, 2012

To Our Shareholders:

Notice is hereby given that the annual meeting of the shareholders of Cepheid, a California corporation, will be held at Cepheid’s offices located at 1327 Chesapeake Terrace, Sunnyvale, California 94089, on Tuesday, April 24, 2012, at 1:00 p.m. Pacific time for the following purposes:

1. To elect three (3) Class I directors of Cepheid to serve on the Board of Directors for a three-year term. Cepheid’s Board of Directors intends to present the following nominees for election as Class I directors:

John L. Bishop

Thomas D. Brown

Dean O. Morton

2. To amend Cepheid’s 2006 Equity Incentive Plan.

3. To approve Cepheid’s 2012 Employee Stock Purchase Plan.

4. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of Cepheid for the fiscal year ending December 31, 2012.

5. To vote on a non-binding advisory resolution whether to approve Cepheid’s executive compensation.

6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on February 24, 2012, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment.

By Order of the Board of Directors

/s/ JOSEPH H. SMITH
Joseph H. Smith
Secretary

Sunnyvale, California

March 15, 2012

YOUR VOTE IS IMPORTANT

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the meeting. You may do so automatically by voting in person at the meeting, or by delivering to Cepheid a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

CEPHEID

904 Caribbean Drive

Sunnyvale, CA 94089

Proxy Statement for Annual Meeting of Shareholders

To Be Held On April 24, 2012

Information Concerning Solicitation and Voting

General

The enclosed proxy is solicited on behalf of the Board of Directors of Cepheid for use at the annual meeting of shareholders to be held on April 24, 2012 at 1:00 p.m. Pacific time, or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. The annual meeting will be held at Cepheid’s offices located at 1327 Chesapeake Terrace, Sunnyvale, California 94089. Cepheid’s telephone number is (408) 541-4191.

These proxy solicitation materials, together with Cepheid’s 2011 Annual Report, are being mailed on or about March 15, 2012.

Record Date

Shareholders of record at the close of business on February 24, 2012, which we refer to as the record date, are entitled to notice of, and to vote at, the annual meeting. At the record date, approximately 65,471,727 shares of common stock were issued and outstanding.

Revocability of Proxies

You may revoke your proxy at any time before its use by delivering to Cepheid, with attention to our Secretary, Joseph H. Smith, a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. You may also revoke your proxy by attending the annual meeting and voting in person. Attending the annual meeting will not, by itself, revoke the proxy.

Voting and Solicitation

Shareholders are entitled to one vote for each share held as of the record date. As an alternative to voting in person at the annual meeting, shareholders whose shares are registered in their own names may vote via the Internet, by telephone or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials mailed to you with this proxy statement provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those shareholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those shareholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct.

Solicitation of proxies may be made by our directors, officers and other employees by personal interview, telephone, facsimile or other method. No additional compensation will be paid for these services, but we may reimburse directors, officers and employees for reasonable out-of-pocket expenses in connection with any solicitation. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by Cepheid. We may reimburse the reasonable charges and expenses of brokerage houses, custodians, nominees, fiduciaries or others for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of common stock.

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the documents was delivered. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and either mail your request to Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089 or call (408) 400-8329.

Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker and mail your request to Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089 or call (408) 400-8329.

Quorum, Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the annual meeting is a majority of the shares of common stock issued and outstanding on the record date, present in person or by proxy at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a bank, broker or other shareholder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Under our Bylaws and our Corporate Governance Guidelines, in uncontested elections, directors must be elected by a majority of the votes cast. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors.

The approval of Proposals No. 2, No. 3, No. 4 and No. 5 require the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because abstentions and broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of Proposals No. 2, No. 3, No. 4 and No. 5. If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Cepheid’s Board of Directors is divided into three classes — Class I, II and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of shareholders. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The size of the Board is presently set at nine members. At the annual meeting, shareholders will elect the nominees for Class I directors.

Current Class I directors John L. Bishop, Thomas D. Brown and Dean O. Morton have each been nominated for election by the Board of Directors upon recommendation by the Nominating and Governance Committee to stand for election as Class I directors and have each decided to stand for re-election.

Directors/Nominees

The information below sets forth the current members of the Board that will continue after the annual meeting and the nominees for Class I directors. Proxies may not be voted for more than three directors. Each person nominated for election has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve. There are no family relationships between any of the nominees, directors or any of our executive officers.

NAME OF DIRECTOR	AGE	CLASS	POSITION WITH CEPHEID	DIRECTOR SINCE

John L. Bishop	67	I	Chief Executive Officer and Director	2002

Thomas D. Brown (1) (3)	63	I	Director	2006

Robert J. Easton (2)	67	III	Director	2002

Thomas L. Gutshall	74	II	Chairman of the Board	1996

Cristina H. Kepner (1) (3)	66	II	Director	1998

Dean O. Morton (2) (3)	79	I	Director	1997

David H. Persing, M.D., Ph.D.	56	II	Executive Vice President and Director	2004

Hollings C. Renton (2)	65	III	Director	2000

Glenn D. Steele, Jr., M.D., Ph.D. (1)	67	III	Director	2011

(1)	Current member of the Nominating and Governance Committee.
(2)	Current member of the Compensation Committee.
(3)	Current member of the Audit Committee.

John L. Bishop. Mr. Bishop joined us as Chief Executive Officer and as a director in April 2002. Mr. Bishop served as President and a director of Vysis, Inc., a genomic disease management company that was acquired by Abbott Laboratories, from 1993 to 2002 and as Chief Executive Officer from 1996 to 2002. From 1991 until 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation, a biotechnology company, and, from 1987 until 1991, of Source Scientific Systems, a biomedical instrument manufacturing company. From 1984 to 1986, Mr. Bishop was President and Chief Operating Officer of Gen-Probe, Inc. From 1968 to 1984, Mr. Bishop held various management positions with American Hospital Supply Company and its affiliates, including a three-year assignment in Japan as an Executive Vice President and Chief Executive Officer of International Reagents Corp., a joint venture between American Hospital Supply Company and Green Cross Corporation. Mr. Bishop currently serves as a director of Conceptus, Inc. In addition, he is a member of the AdvaMed Dx Board. As our

Chief Executive Officer, Mr. Bishop is the general manager of our entire business, directing our management team to achieve our strategic, financial and operating goals. His presence as a member of our Board brings his thorough knowledge of Cepheid into our Board’s strategic and policy-making discussions. He also brings his extensive experience as a senior executive in the clinical diagnostic, life science and biotechnology industries into Board deliberations regarding our strategy and operations.

Thomas D. Brown. Mr. Brown joined us as a director in February 2006. Mr. Brown joined Abbott Laboratories in 1974 as a sales representative in the company’s Diagnostics Division (ADD). From 1977 until his retirement in 2002, he held numerous sales, marketing and general management positions within ADD. From February 1998 until his retirement at Abbott Laboratories in July 2002, he held the position of Senior Vice President, President Diagnostic Division. In 1993, he was elected Corporate Vice President, Worldwide Diagnostic Commercial Operations. In 1992, he was named Divisional Vice President, Commercial Operations. In 1987, he was named Divisional Vice President and General Manager, Western Hemisphere Commercial Operations. Mr. Brown serves on the Board of Directors for Quidel Corporation and Stericycle. Mr. Brown brings to our Board his nearly 30 years of experience as a senior sales executive and general manager of a large-scale clinical diagnostics business.

Robert J. Easton. Mr. Easton joined us as a director in 2002. Mr. Easton is co-founder and Chairman of Scisive Consulting LP, a strategic consulting firm specializing in evaluation and planning for pharmaceutical and medical device and diagnostic companies. Mr. Easton was director and Vice President of Apex Bioventures, which he co-founded, from 2007 to 2009. He was a director of CollaGenex Pharmaceuticals, Inc. from 1994 until its sale in 2008. From 2000 to 2006, he was co-founder and Chairman of Easton Associates, LLC, and before that, from 1996 to 2000, he was a Managing Director of IBM Healthcare Consulting. Mr. Easton spent 12 years with Union Carbide and Union Carbide Europe in multiple functional roles, including marketing and engineering management roles in the Clinical Diagnostics business unit. Mr. Easton’s analytical skills and broad experience as a strategic consultant to life sciences companies assist our Board in evaluating and refining our business strategies and commercial objectives.

Thomas L. Gutshall. Mr. Gutshall is a co-founder of Cepheid and has served as Chairman of the Board since August 1996. From August 1996 until April 2002, he also served as our Chief Executive Officer. From January 1995 to August 1996, he was President and Chief Operating Officer of CV Therapeutics, and served on its board of directors for fourteen years. From 1989 to 1994, he was Executive Vice President at Syntex Corporation and a member of the Pharmaceutical Executive Committee. His responsibilities while at Syntex included managing Syva Company, Syntex Agribusiness, Pharmaceutical and Chemical Operations and Services, Syntex Pharmaceutical Intl. Ltd. and Environmental Health and Safety. Mr. Gutshall previously served as a director of Satoris Corporation until it was dissolved in 2011 and is currently a Board member of the Pacific Medical Research Foundation. As a founder and former chief executive officer of Cepheid, as well as an executive and director of other life sciences businesses and organizations, Mr. Gutshall contributes his deep experience with our proprietary technologies and broader industry trends and best practices.

Cristina H. Kepner. Ms. Kepner joined us as a director in May 1998. She was with Invemed from 1978 to 2000, where she served in a variety of capacities. Prior to retiring from Invemed in December 2000, Ms. Kepner served as Executive Vice President and Corporate Finance Director. Ms. Kepner served as a director of Monogram Biosciences, Inc. from May 1996 until August 2009, when it was acquired by Laboratory Corporation of America Holdings, and as a director of Quipp, Inc. from January 1995, including Chairman of the board of directors from April 2004, until June 2008, when it was acquired by Illinois Tool Works Inc. Ms. Kepner brings to our Board the perspective of an experienced long-term investor in numerous biotechnology companies as well as a strong financial management background.

Dean O. Morton. Mr. Morton joined us as a director in July 1997. Mr. Morton retired in 1992 as Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company, where he started in 1960. In addition, he served as a director of BEA Systems from March 1996 to April 2008, when it was acquired by Oracle Corporation, Pharsight Corporation from April 2000 to November 2008, when it was acquired by Tripos International, and Alza Corporation from 1987 to June 2001, when it was acquired by Johnson & Johnson. From 1993 to 2002, Mr. Morton served on the board of Kaiser Foundation Health Plan and Hospitals and was a member of the Executive Committee. Prior to that, he was a member of the board of the Stanford University Hospital for ten years. Mr. Morton was a member of the board of the David and Lucile Packard Foundation from 1989 to 2002 and served as the Chair of the Finance Committee, and was a public member of the board of commissioners of the Joint Commission on Accreditation of Healthcare Organizations from 1993 to 1997. Mr. Morton was on the board of the American Electronics Association for several years and served as Chairman in 1984. Mr. Morton currently serves on the Board of Monterey Bay Aquarium Research Institute and Center for Excellence in Non-Profits. Mr. Morton’s extensive experience as the senior operations officer of a very large enterprise brings particularly useful insight into Board deliberations as we continue to increase the scale of our operations and business.

David H. Persing. Dr. Persing first joined us as a director in May 2004, and became our Executive Vice President and Chief Medical and Technology Officer in August 2005. From 1999 to 2005, Dr. Persing was Senior Vice President and Chief Scientific Officer at Corixa Corporation, a Seattle-based biotechnology company, until its acquisition by GlaxoSmithKline. From 1990 to 1999, he was a member of the Clinical and Research Faculty of the Mayo Clinic in Rochester, Minnesota where he conducted research on hepatitis viruses, tick-borne infections and molecular diagnostics. In 1992, he founded and directed the Molecular Microbiology Laboratory at Mayo Clinic. Dr. Persing is a member of the advisory board of Catalysis, a non-profit foundation based in Emeryville, CA. Dr. Persing served as a director of Monogram Biosciences, Inc. from December 2000 until August 2009, when it was acquired by Laboratory Corporation of America Holdings. He has authored over 240 peer-reviewed articles and served as Editor in Chief for four textbooks on Molecular Diagnostics, the most recent of which was published by ASM press in October 2010. Dr. Persing brings his deep knowledge of molecular diagnostics and the perspective of the clinician to Board deliberations on our strategic planning and the shaping of our research and development programs.

Hollings C. Renton. Mr. Renton joined us as a director in March 2000. Mr. Renton retired from Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, in March 2008, where he had served as a director beginning in April 1992, President and Chief Executive Officer beginning in March 1993 and Chairman of the Board beginning in June 2003. From 1991 to 1993, he served as President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, following its acquisition of Cetus Corporation. Prior to the acquisition, he served as President of Cetus Corporation from 1990 to 1991 and as Chief Operating Officer from 1987 to 1990. Mr. Renton also serves as a member of the Boards of Directors of Affymax, Inc., Rigel Pharmaceuticals and Portola Pharmaceuticals. Mr. Renton’s extensive experience as the chief executive officer of life sciences companies provides useful management perspective and strategic analysis to our Board deliberations.

Glenn D. Steele, Jr. Dr. Steele joined us as a director in April 2011. Dr. Steele has served as President and Chief Executive Officer of Geisinger Health System, a physician-led health care system serving multiple regions of Pennsylvania, since March 2001. Prior to that, he was at the University of Chicago where he served as the Richard T. Crane Professor in the Department of Surgery, Vice President for Medical Affairs, and Dean of the Biological Sciences Division and of the Pritzker School of Medicine. Dr. Steele also serves on the boards of Bucknell University, Temple University School of Medicine, Premier Inc. as Chairman, Weis Markets Inc., Wellcare Health Plans Inc. and the American Hospital Association Committee of Research. Dr. Steele has extensive experience in the health care industry, as a noted surgeon, researcher and hospital group administrator. Additionally, his experience as chief executive officer of an integrated health care system brings a useful perspective as hospitals and other health care providers are key customers of our clinical diagnostics products. His significant research into the diagnosis and treatment of cancer assists the Board in refining our research programs, product development efforts and commercial strategy in the oncology field.

Required Vote

Under our Bylaws and our Corporate Governance Guidelines in uncontested elections, directors must be elected by a majority of the votes cast. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors. Each current director and any director nominee must, prior to their nomination for election or re-election, submit to the Board of Directors an irrevocable resignation effective upon (1) such person’s failure to receive the required vote for re-election or election, as applicable, and (2) the date that is the earlier of 90 days after the certification of the shareholder vote and the date on which the office held by such director has been filled by the Board of Directors. Following an uncontested election in which any nominee does not receive a majority of votes cast “For” his or her election, the Nominating and Governance Committee will act on an expedited basis, and in any event within 90 days following the certification of the shareholder vote, to determine whether to appoint a new director, to re-appoint the incumbent director or to allow the directorship to remain vacant, and will submit such recommendation for prompt consideration of the Board of Directors. If the Board of Directors does not act on such recommendation within 90 days following certification of the shareholder vote, the incumbent director’s resignation shall be deemed effective on the 90th day. The Board of Directors expects the director whose resignation has been tendered to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding the appropriate course of action. Within 90 days following certification of the shareholder vote, the Board shall publicly disclose its decision regarding whether to appoint a new director, to re-appoint the incumbent director or to allow the directorship to remain vacant in a Form 8-K furnished to the Securities and Exchange Commission and as may otherwise be required pursuant to California law in such instance.

Recommendation of the Board of Directors

The Board recommends a vote FOR the election of the nominated directors.

Board of Directors’ Meetings and Committees

The Board of Directors has affirmatively determined that all directors, other than John L. Bishop and David H. Persing, are independent under listing standards of the NASDAQ Global Market and applicable Securities and Exchange Commission rules. During 2011, the Board met four times and acted by unanimous written consent one time. During 2011, no director attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board held during the period for which he or she was a director and, (ii) the total number of meetings held by all committees of the Board on which he or she served during the period that he or she served.

Corporate Governance

We are committed to excellence in corporate governance and maintain clear policies and practices that promote good corporate governance. Many of these policies and practices are designed to ensure compliance with the listing requirements of NASDAQ and other applicable corporate governance requirements, including:

•	the Board has adopted clear corporate governance policies;

•	the evaluation of the qualifications of current directors and director candidates by the Nominating and Governance Committee;

•	a majority of the Board members are independent from Cepheid and our management, and such independence is periodically reviewed by the Nominating and Governance Committee;

•	the independent members of the Board meet regularly without the presence of our management;

•	all members of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are independent from Cepheid and our management;

•	the charters of the committees of the Board clearly establish the committees’ respective structure, roles, and responsibilities;

•	a clear code of conduct and ethics that applies to all of our employees, consultants, and directors; and

•

an anonymous reporting hotline available to all employees, and the Audit Committee has procedures in place for the review of anonymous employee complaints on accounting, internal accounting controls or other matters.

Key information regarding our corporate governance initiatives can be found on our website, including the charter for each of the Audit Committee, Compensation Committee and Nominating and Governance Committee, as well as our code of conduct and ethics. This information is available in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all our employees. This code of ethics is available in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Board Leadership Structure

The Board has determined that having an independent director serve as Chairman of the Board is currently in our best interests and those of our shareholders. Mr. Gutshall, a non-executive director, serves as our Chairman of the Board and presides over meetings of the shareholders, the Board and the non-executive directors and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board. This structure ensures a greater role for the independent directors in the oversight of Cepheid and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Generally, every regular meeting of our Board includes a meeting of our independent non-executive directors without management present.

Risk Management

The Board is actively involved in oversight of risks that could affect Cepheid. This oversight is conducted primarily through the Audit Committee, as well as the Compensation Committee and Nominating and Governance Committee, but the full Board has retained responsibility for general oversight of risks. The Audit Committee oversees risks relating to accounting matters, financial reporting, legal and regulatory compliance, investment policies, currency hedging, and insurance programs. The Compensation Committee reviews our compensation programs and policies to determine any areas of resulting risk, as discussed further under “Risks from Compensation Policies and Practices” on page 56. The Nominating and Governance Committee oversees risks relating to our corporate governance policies and conflicts of interests. The Board satisfies its responsibility for general oversight of risks through reports by each committee chair regarding the committee’s considerations and actions, as well as through reports directly from officers responsible for oversight of particular risk areas.

Board Committees

Standing committees of the Board include an audit committee, a compensation committee and a nominating and governance committee. Each of these committees has a written charter approved by the Board of Directors. The charters of each of the committees are posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Audit Committee. Our Audit Committee is comprised of Cristina H. Kepner, who is the chair of the Audit Committee, Thomas D. Brown, and Dean O. Morton. All members of the Audit Committee meet the independence and financial experience requirements under both Securities and Exchange Commission rules and NASDAQ listing standards. The Board has determined that Thomas D. Brown, Cristina H. Kepner and Dean O. Morton are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission. In 2011, the Audit Committee met eight times. The Audit Committee hires the independent registered public accounting firm, reviews the scope of audit and pre-approves permissible non-audit services by our independent registered public accounting firm, reviews the accounting principles and auditing practices and procedures to be used for our financial statements, reviews the results of those audits, annually reviews the audit committee charter, and reviews related party transactions.

The Audit Committee is also responsible for oversight of Company risks relating to accounting matters, financial reporting, legal and regulatory compliance, investment policies, currency hedging, and insurance programs. To satisfy these oversight responsibilities, the Committee meets with our chief financial officer, controller, General Counsel, outside counsel, independent registered public accounting firm and management. Additionally, the Audit Committee regularly meets with our outside counsel and independent registered public accounting firm without management present. Between formal Audit Committee meetings, the Audit Committee chair confers with our chief financial officer, controller and independent registered public accounting firm. The Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect our financial statements and proposed audit adjustments.

Compensation Committee. Our Compensation Committee is comprised of Dean O. Morton, who is the chair of the Compensation Committee, Robert J. Easton and Hollings C. Renton. All members of the Compensation Committee meet the independence requirements under the listing standards of the NASDAQ Global Market. In 2011, the Compensation Committee met six times and acted five times by unanimous written consent. The Compensation Committee is responsible for reviewing the compensation and benefits for Cepheid’s executive officers and administering our compensation, equity incentive and benefit plans, as well as supervising and making recommendations to the Board on compensation matters generally.

The Compensation Committee is also responsible for risks relating to employment policies and our compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Compensation Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. Between formal Compensation Committee meetings, the Committee chair confers with management and the Compensation Committee’s consultant.

The Compensation Committee delegates authority to grant stock options and restricted stock units to non-executive employees of Cepheid pursuant to specific guidelines approved by the Compensation Committee based on salary grade and job level to an equity incentive committee. John L. Bishop and David H. Persing are the current members of Cepheid’s equity incentive committee.

Nominating and Governance Committee. Our Nominating and Governance Committee is comprised of Thomas D. Brown, who is the chair of the Nominating and Governance Committee, Cristina H. Kepner, and Glenn D. Steele. All members of the Nominating and Governance Committee meet the independence requirements under the listing standards of the NASDAQ Global Market. In 2011, the Nominating and Governance Committee met twice. The Nominating and Governance Committee considers and recommends to the Board candidates to serve as members of the Board, develops and maintains a set of corporate governance guidelines and establishes procedures for director nomination. In making recommendations to the Board regarding candidates to serve as members of the Board, the Nominating and Governance Committee considers the recommendations of Board members, members of management and shareholders (if made in accordance with Cepheid’s charter documents and applicable law). The Nominating and Governance Committee may retain recruiting professionals to identify and evaluate candidates for director nominees.

In selecting nominees for the Board of Directors, the Nominating and Governance Committee will assess a number of factors, including the independence, experience and judgment of candidates, and endeavors to collectively support a number of areas of core competency on the Board, including business judgment, management experience, accounting and financial acumen, industry, scientific and technology knowledge, leadership, strategic vision and willingness to devote sufficient time to attend meetings and participate effectively on the Board of Directors. The Nominating and Governance Committee may consider diversity in identifying and evaluating director nominees.

Potential candidates are screened and interviewed by the Nominating and Governance Committee. All members of the Board may interview the final candidates. The same identifying and evaluating procedures will apply to all candidates for director nomination, including candidates submitted by shareholders.

Shareholders can recommend qualified candidates for the Board by submitting, in accordance with our bylaws, the candidate’s name and qualifications to: Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Nominating and Governance Committee requests that submissions be made as early as possible to ensure meaningful consideration by the committee. The Nominating and Governance Committee will assess candidates submitted by shareholders using the same factors as when the Nominating and Governance Committee is selecting nominees.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during 2011, or at any other time, an officer or employee of Cepheid. No executive officer of Cepheid serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of our executive officers serving as a member of our Board or Compensation Committee.

DIRECTOR COMPENSATION

Cepheid uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, Cepheid considers the significant amount of time that directors expend in fulfilling their duties to Cepheid, the skill level required by Cepheid of members of the Board and also director compensation paid to directors at companies that have generally comparable revenues and market capitalization to us, in our industry and adjacent industries.

Cash Compensation Paid to Board Members

In 2011, we paid our non-employee directors an annual retainer of $40,000, but do not compensate our non-employee directors for attendance at regularly scheduled Board meetings. Our non-employee Chairman of the Board received an additional $35,000 retainer, reflecting an increased time commitment and involvement by the non-employee Chairman in managing Board activities, acting as a liaison between our Board and management, and participating, ex officio, in the activities of each of our Board committees. The non-employee Chairs of our Audit Committee, Compensation Committee and Nominating and Governance Committee received an additional $20,000, $15,000 and $10,000 in compensation, respectively, and our non-employee members of our Audit Committee, Compensation Committee and Nominating and Governance Committee received an additional $10,000, $8,000 and $4,000 in compensation, respectively. We do not compensate our non-employee directors for attendance at regularly scheduled committee meetings. We also reimbursed our non-employee directors for expenses incurred in connection with attending Board and committee meetings. In the event that we hold non-regularly scheduled Board or committee meetings, we pay our non-employee directors for such non-regularly scheduled in-person and telephonic Board and committee meetings at the following rates: $2,000 for an in-person Board meeting; $1,000 for a telephonic Board meeting; $1,000 for an in-person committee meeting; and $500 for a telephonic committee meeting. Directors who are employees of Cepheid receive no compensation for their service as directors.

In February 2012, based on the recommendations of Radford, the Compensation Committee’s outside compensation consultant, our Board increased the compensation paid to non-employee members of our Board effective as of April 1, 2012. Our non-employee directors’ annual retainer will increase to $50,000. Our non-employee Chairman of the Board’s additional retainer will increase to $40,000. The compensation of our non-employee Chairs of our Audit Committee, Compensation Committee and Nominating and Governance Committee will increase to $26,000, $18,000 and $14,000, respectively, and the compensation of our non-employee members of our Audit Committee, Compensation Committee and Nominating and Governance Committee will increase to $12,000, $9,000 and $6,000, respectively. We will continue to not compensate our non-employee directors for attendance at regularly-scheduled Board and committee meetings.

We have a stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees. This election policy is not applicable to per meeting fees, expense reimbursements or other amounts. The number of shares issued will be based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance. The shares will be issued under our 2006 Equity Incentive Plan. For 2011, the directors were eligible to make an election prior to September 1, 2010 that would apply to annual cash retainer and committee chair fees payable in 2011, except for Dr. Steele who was eligible to make an election upon his election to the Board for his annual cash retainer payable in 2012.

Equity Compensation Paid to Board Members

Currently, non-employee directors receive automatic stock option grants under our 2006 Equity Incentive Plan, as amended pursuant to approval of our shareholders at the annual meeting of shareholders on April 29, 2010, according to a non-discretionary formula. When a non-employee director joins the Board of Directors, he or she will receive on that date (i) an option to purchase 18,750 shares of common stock and (ii) restricted stock units covering 2,100 shares of common stock, each of which will vest in three equal installments annually over a three-year period, so long as the director remains continuously in office. On the date of the first Board of Directors meeting following each annual meeting of our shareholders, each non-employee director then having been in office for more than six months will receive (i) an option to purchase 9,375 shares of common stock and (ii) restricted stock units covering 1,050 shares of common stock, each of which will vest on the one-year anniversary of the grant date, so long as the director remains continuously in office. If the amendments to our 2006 Equity Incentive Plan, as described in Proposal No. 2 below, are approved, then, (i) when a non-employee director joins the Board, he or she will receive on that date, options and/or restricted stock units, that, in the aggregate, equals 20,000 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest in three equal installments annually over a three-year period, so long as the director remains continuously in office, and (ii) on the date of the first Board meeting following each annual meeting of our shareholders, each non-employee director then having been in office for more than six months will receive options and/or restricted stock units, that, in the aggregate, equals 10,400 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest on the one-year anniversary of the grant date, so long as the director remains continuously in office. For purposes of determining the amount and mix of restricted stock units and stock options for 2012, the Board has determined to grant one restricted stock unit as equivalent to an option grant to purchase three shares of common stock.

Regardless of whether the amendments to our 2006 Equity Incentive Plan are approved, non-employee directors will also be eligible to receive other types of awards under our 2006 Equity Incentive Plan, but such awards are discretionary and not automatic. All options granted to non-employee directors under the 2006 Equity Incentive Plan will have an exercise price equal to the current fair market value of our common stock on the date of the grant, and will be nonqualified stock options. In the event of a dissolution, liquidation, merger or asset sale, all of the shares subject to these automatically granted options will accelerate and become exercisable in full.

On April 26, 2011, the date Dr. Steele was elected to the Board of Directors, he received (i) an option to purchase 18,750 shares of common stock and (ii) restricted stock units covering 2,100 shares of common stock. Also on April 26, 2011, each non-employee director, except for Dr. Steele, received an automatic (i) stock option to purchase 9,375 shares of common stock and (ii) restricted stock units covering 1,050 shares of common stock, under our 2006 Equity Incentive Plan pursuant to the non-discretionary formula described above for continuing non-employee directors.

Non-Employee Director Stock Ownership Guidelines

In February 2012, the Board approved equity ownership guidelines for our non-employee directors. Under the guidelines, our non-employee directors are expected to own Cepheid equity or vested equity-based incentives equal in value to at least three times such director’s base annual retainer. For purposes of these guidelines, equity ownership includes ownership of our common stock and vested in-the-money stock options. Shares shall be valued at the greater of the then-current fair market value of our common stock as reported on the NASDAQ Global Market or the purchase or exercise price paid for such shares. Vested options shall be valued at their in-the-money value based upon the then-current fair market value of our common stock. Each director shall have five years in which to meet the equity ownership guidelines and any new director will have five years from the beginning of his or her term to meet the equity ownership guidelines.

2011 Director Summary Compensation Table

The table below summarizes the compensation paid by us to non-employee directors for the fiscal year ended December 31, 2011.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Total ($)
Thomas D. Brown (4)	52,547	33,443	139,559	225,549
Robert J. Easton (5)	52,190	33,443	139,559	224,192
Thomas L. Gutshall	75,000	33,443	139,559	248,002
Cristina H. Kepner (6)	64,001	33,443	139,559	237,003
Dean O. Morton	65,000	33,443	139,559	238,002
Mitchell D. Mroz (7)	6,411	—	—	6,411
Hollings C. Renton	48,000	33,443	139,559	221,002
Glenn D. Steele Jr.(8)	20,624	66,885	279,118	366,627

(1)	John L. Bishop, our Chief Executive Officer and Director, and David H. Persing, our Executive Vice President, Chief Medical and Technology Officer and Director, are not included in this table as they are employees and thus receive no compensation for their services as directors. The compensation received by Mr. Bishop and Dr. Persing as employees is shown in the “Summary Compensation Table” on page 30.
(2)	The amounts in this column include the amount of annual cash retainer and committee chair fees that a director may have elected, pursuant to our stock election policy, to receive in shares of our common stock. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance. The grant date fair value of these awards was calculated based on the closing price of our common stock on the date of grant multiplied by the number of shares issued.
(3)	The amounts in this column represent the grant date fair value of these awards, without reflecting forfeitures, as computed in accordance with ASC 718 for all awards to the director. For a discussion of the assumptions used in determining the fair value of stock and option awards in the above table, see footnote 8, “Shareholders’ Equity–Stock-Based Compensation,” of the Notes to Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 15, 2012. As of December 31, 2011, each director held outstanding options to purchase the following number of shares: Thomas D. Brown: 81,250; Robert J. Easton: 96,250; Thomas L. Gutshall: 83,750; Cristina H. Kepner: 91,250; Dean O. Morton: 71,250; Mitchell D. Mroz: 49,375; Hollings C. Renton 63,750; and Glenn D. Steele Jr. 18,750. As of December 31, 2011, each director held the following number of outstanding restricted stock units: Thomas D. Brown: 1,050; Robert J. Easton: 1,050; Thomas L. Gutshall: 1,050; Cristina H. Kepner: 1,050; Dean O. Morton: 1,050; Mitchell D. Mroz: 0; Hollings C. Renton 1,050; and Glenn D. Steele Jr. 2,100.
(4)	Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Mr. Brown elected to receive 100% of his annual cash retainer and committee chair fees in shares of common stock, which election was applicable to annual cash retainer and committee chair fees payable in 2011. As a result, Mr. Brown received 1,722 shares of common stock in lieu of $52,547 in fees that he had earned for services as a director for 2011. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance.
(5)	Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Mr. Easton elected to receive 100% of his annual cash retainer in shares of common stock, which election was applicable to annual cash retainer payable in 2011. As a result, Mr. Easton received 1,326 shares of common stock in lieu of $52,190 in fees that he had earned for services as a director for 2011. Mr. Easton was issued 216 shares in February 2011 based on the amount of retainer fees elected, divided by the fair market value of a share of our common stock on the date of issuance. Due to administrative error, Mr. Easton was not issued shares for his retainer fees for the remainder of 2011. As a result, Mr. Easton was issued 1,110 shares in February 2012 based on the amount of the retainer fees elected, divided by the fair market value of a share of our common stock on the date of issuance in February 2012.
(6)	Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Ms. Kepner elected to receive 100% of her annual cash retainer and committee chair fees in shares of common stock, which election was applicable to annual cash retainer and committee chair fees payable in 2011. As a result, Ms. Kepner received 2,125 shares of common stock in lieu of $64,001 in fees that she had earned for services as a director for 2011. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance.
(7)	Mr. Mroz decided to not stand for re-election and retired from the Board of Directors effective upon the commencement of our 2011 annual meeting of shareholders, which occurred on April 26, 2011, and Mr. Mroz ceased to serve on the Audit Committee and the Nominating and Governance Committee at that time. In recognition of his years of service as a director, the Board of Directors elected to accelerate all of Mr. Mroz’s (a) options to purchase shares of our common stock and (b) restricted stock units, such that they were deemed fully vested as of April 26, 2011.
(8)

Dr. Steele was elected to the Board of Directors at the 2011 annual meeting of shareholders on April 26, 2011 and was appointed to the Nominating and Governance Committee on the same day. Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Dr. Steele elected to receive 100% of his annual cash retainer in shares of common stock beginning with the portion of his annual cash retainer to be paid in

November 2011. As a result, Dr. Steele received 254 shares of common stock in lieu of $8,559 in fees that he had earned for services as a director for the period of time after Dr. Steele elected to receive shares of common stock in lieu of his annual cash retainer. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance.

PROPOSAL NO. 2

AMENDMENT TO 2006 EQUITY INCENTIVE PLAN

General

We are asking shareholders to approve an amendment to the Cepheid 2006 Equity Incentive Plan (the “EIP”) to (1) increase the number of shares of common stock reserved for issuance under the EIP by 5,000,000 shares of common stock, (2) change the equity incentives granted to our non-employee directors from grants of options and restricted stock units at pre-determined amounts to grants of a pre-determined amount of stock option equivalents, with the exact mix of options and restricted stock units to be determined from time to time in the discretion of the Board and (3) make additional changes relating to administration of the EIP.

The EIP is intended to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to our success, by offering them an opportunity to participate in our future performance. The following summary of certain major features of the EIP is subject to the specific provisions contained in the full text of the EIP, as proposed to be amended, set forth in Attachment A.

Approval of the amendment of the EIP (the “Amendment”) is intended to ensure that we are able to continue offering stock-based incentive compensation to its eligible employees and non-employee directors. As of the record date, the total number of shares that remained available for issuance and were not subject to awards already outstanding was 800,379. Without stock options, restricted stock units or other forms of equity incentives, we would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to our future successes. These cash replacement alternatives could, among other things, reduce the cash available for investment in growth and development of new and existing products, cause a loss of motivation by employees to achieve superior performance over the longer term and reduce the incentive of employees to remain employed with us during the vesting of the equity grant. Equity-based awards also directly align a portion of the compensation of our employees with the economic interests of our shareholders.

Plan History

In February 2006, the Board of Directors adopted, and in April 2006, the shareholders approved, the EIP and reserved a total of 3,800,000 shares thereunder, plus all shares then reserved but unissued under the 1997 Stock Option Plan, which were added to the EIP. The 1997 Stock Option Plan was then terminated.

In February 2008, the Board of Directors adopted, and in April 2008, the shareholders approved an amendment to the EIP. This amendment made the following changes: (1) increased the number of shares of common stock reserved for issuance under the EIP by 1,800,000 shares; (2) increased the ratio from 1.6 to 1.75 by which awards, other than options and stock appreciation rights, would decrease the pool of available shares; (3) mandated that stock appreciation rights could only be granted under the EIP with an exercise price that was at, or above, the fair market value of the common stock on the grant date; and (4) clarified the requirement of shareholder approval of certain actions related to repricing outstanding awards under the EIP.

In February 2010, the Board of Directors adopted, and in April 2010, the shareholders approved an amendment to the EIP. This amendment made the following changes: (1) increased the number of shares of common stock reserved for issuance under the EIP by 3,800,000; (2) changed the equity incentives automatically granted to our non-employee directors from solely stock options to a combination of a lesser number of stock options and restricted stock units; and (3) clarified the impact of a dissolution, liquidation, merger or asset sale on the vesting of stock options and restricted stock units granted to our non-employee directors.

In October 2010, the Board of Directors adopted an amendment to the EIP. This amendment required that grants of restricted stock awards, stock bonus awards, restricted stock units and performance shares (collectively, “Full Value Equity Awards”) with vesting or settlement restrictions, as applicable, based upon completion of performance goals, shall have a minimum one-year vesting or settlement restriction period (the “One-Year Restriction Period”) and all other vesting or settlement restrictions, as applicable, for Full Value Equity Awards shall have a minimum three-year vesting or settlement restriction period (the “Three-Year Restriction Period” and together with the One-Year Restriction Period, the “Minimum Restriction Periods”). This amendment also provided that Cepheid may grant Full Value Equity Awards without taking into account the Minimum Restriction Periods, provided that Cepheid does not grant more than 10% of the aggregate shares of common stock reserved and available for grant and issuance under the EIP without the Minimum Restriction Periods.

In February 2012, the Board of Directors adopted the Amendment to (1) increase the number of shares of common stock reserved for issuance under the EIP by 5,000,000 shares of common stock, (2) change the equity incentives granted to our non-employee directors from grants of options and restricted stock units in pre-determined amounts to grants of a pre-determined amount of stock option equivalents, with the exact mix of options and restricted stock units to be determined from time to time in the discretion of the Board, (3) permit the Board of Directors as the administrator of the EIP to prescribe rules and regulations relating to sub-plans for the purpose of qualifying for preferred tax treatment under foreign tax laws, and (4) permit additional methods of payment upon the exercise of stock options and stock appreciation rights to conform to best practices for public company equity plans, each contingent upon and effective as of the approval of the Amendment by the shareholders within 12 months of the approval by the Board of Directors.

Background on Stock Compensation at Cepheid

We firmly believe that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of our shareholders. Equity ownership programs put employees’ interests directly into alignment with those of other shareholders, as they reward employees upon improved stock price performance. Without a sufficiently sizable equity incentive program, we would be at a disadvantage against competitor companies in the marketplace to provide the total compensation package necessary to attract, retain and motivate employee talent critical to our future success.

A broad-based equity incentive plan focuses our employees who receive grants on achieving strong corporate performance, and we have embedded in our culture the necessity for employees to think and act as shareholders. We grant stock options and restricted stock units to the majority of its newly hired employees and to all of our non-employee directors. This is an important component of our long-term employee incentive and retention plan and has been very effective in enabling us to attract and retain the talent critical for an innovative and growth-focused company. We have also granted, and in the future may grant, options, restricted stock units and shares of restricted stock, subject to time- and performance-based vesting, to certain employees on a targeted basis to incentivize retention and performance objectives.

Purpose of EIP

The EIP allows Cepheid, under the direction of the Compensation Committee of the Board of Directors, the Equity Incentive Committee, a sub-committee of the Compensation Committee, or those persons to whom administration of the EIP, or part of the EIP, has been delegated or permitted by law, to make grants of stock options, restricted stock units, restricted stock awards, stock appreciation rights, performance shares and stock bonus awards to employees, directors, consultants, independent contractors and advisors. The purpose of these stock awards is to attract and retain talented employees, directors, consultants, independent contractors and advisors and further align their interests and those of our shareholders by continuing to link a portion of their compensation with our performance.

Key Terms

The following is a summary of the key provisions of the EIP.

Plan Term:	February 16, 2006 to February 16, 2016

Eligible Participants:	Only employees, including officers and directors who are also employees, are eligible to receive grants of incentive stock options. All other awards may be granted to any of our employees, directors, consultants, independent contractors and advisors, provided that the grantee renders bona fide services to Cepheid. The Compensation Committee determines which individuals will participate in the EIP. As of the record date, there were approximately 416 employees and seven non-employee directors who are eligible to participate in the EIP.

Shares Authorized:	As of the record date, there are 800,379 shares authorized but not yet issued under the EIP, subject to adjustment only to reflect stock splits and similar events. If the Amendment is approved, an additional 5,000,000 shares will be authorized under the EIP, for a total, as of the record date, of 5,800,379 shares authorized but not yet issued under the EIP. Shares subject to awards that are cancelled, forfeited or that expire by their terms are returned to the pool of shares available for grant and issuance under the EIP. Stock appreciation rights to be settled in shares are counted in full against the number of shares available for award under the EIP regardless of the number of shares issued upon settlement of the stock appreciation right. As of the record date, there were a total of 6,682,717 shares granted and outstanding under the EIP.

Award Types:	(1) Non-qualified and incentive stock options

(2) Restricted stock awards

(3) Stock bonus awards

(4) Stock appreciation rights

(5) Restricted stock units

(6) Performance shares

Full-Value Share Multiple for Determining the Number of Shares Available for Grant:	For purposes of determining the number of shares available for grant under the EIP against the maximum number of shares authorized, any Full Value Equity Award currently reduces the number of shares available for issuance under the EIP by 1.75 shares.

Share Limit on Awards:	No more than 1,500,000 shares may be granted to any individual under the EIP during any calendar year, other than new employees, who are eligible to receive up to 2,000,000 shares in the calendar year during which they begin employment. These limits are intended to ensure that awards will qualify under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), if applicable. Failure to qualify under this section might result in our inability to take a tax deduction for part of its performance-based compensation to senior executives.

Vesting:	Vesting schedules are determined by the Compensation Committee or Equity Incentive Committee when each award is granted. Options and restricted stock units generally vest over four years.

Award Terms:	Stock options have a term no longer than seven years from the date the options were granted, except in the case of incentive stock options granted to holders of more than 10% of Cepheid’s voting power, which have a term no longer than five years. Restricted stock units shall be settled within 30 days following the applicable date of vesting and shall expire on the date on which settlement of all restricted stock units subject to the grant occurs. Stock appreciation rights have a term no longer than seven years from the date they were granted.

Automatic Grants to Non-Employee Directors:	Under the existing EIP, when a non-employee director joins the Board of Directors, he or she receives (i) an initial grant of a non-qualified stock option to purchase 18,750 shares of common stock and (ii) an initial grant of restricted stock units covering 2,100 shares of common stock, each of which will vest in three equal installments annually over a three-year period, so long as the director remains continuously in office. On the date of the first Board of Directors meeting following each annual meeting of our shareholders, each non-employee director then in office for more than six months receives (i) a non-qualified stock option to purchase 9,375 shares of common stock and (ii) restricted stock units covering 1,050 shares of common stock, each of which will vest on the one-year anniversary of the grant date, so long as the director remains continuously in office. If the Amendment is approved, (i) when a non-employee director joins the Board of Directors, he or she will receive an initial grant of a non-qualified stock option and/or an initial grant of restricted stock units that, in the aggregate, equals 20,000 stock option equivalents with the mix of stock options and restricted stock units and equivalency ratio to be determined from time to time in the discretion of the Board of Directors, each of which will vest in three equal installments annually over a three-year period, so long as the director remains continuously in office, and (ii) on the date of the first Board of Directors meeting following each annual meeting of our shareholders, each non-employee director then in office for more than six months will receive a grant of a non-qualified stock option and/or a grant of restricted stock units that, in the aggregate, equals 10,400 stock option equivalents with the mix of stock options and restricted stock units and equivalency ratio to be determined from time to time in the discretion of the Board of Directors, each of which will vest on the one-year anniversary of the grant date, so long as the director remains continuously in office. The Board has set a ratio of one restricted stock unit as equivalent to an option grant to purchase three shares of common stock.

Repricing Prohibited:	Repricing, or reducing the exercise price of outstanding options or stock appreciation rights, has always been prohibited without shareholder approval under the current EIP. Such prohibited repricing includes canceling, substituting, or exchanging outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights, unless approved by shareholders.

New Plan Benefits

The following table shows, in the aggregate, the number of shares subject to stock options and restricted stock units that will be granted automatically in fiscal 2012 to our seven non-employee directors, pursuant to the EIP equity incentive grant formula for non-employee directors.

Name and Position	Dollar Value ($)	Number of Shares Subject to Options	Number of Shares Covered by Restricted Stock Units
Non-Employee Director Group	Fair Market Value on date of grant	75,000	8,040

Future awards under the EIP to executive officers, employees or other eligible participants, and any additional future discretionary awards to non-employee directors in addition to those granted automatically pursuant to the grant formula described above, are discretionary and cannot be determined at this time. We therefore have not included any such awards in the table above.

Terms applicable to Stock Options and Stock Appreciation Rights

The exercise price of grants made under the EIP of stock options or stock appreciation rights may not be less than the fair market value (the closing price of Cepheid common stock on the date of grant, and if that is not a trading day, the closing price of our common stock on the trading day immediately prior to the date of grant) of our common stock. On the record date, the closing price of our common stock was $41.60 per share. The term of these awards may not be longer than seven years, except in the case of incentive stock options granted to holders of more than 10% of our voting power, which have a term no longer than five years. The Compensation Committee or Equity Incentive Committee determines at the time of grant the other terms and conditions applicable to such award, including vesting and exercisability.

Terms applicable to Restricted Stock Unit Awards, Restricted Stock Awards, Performance Shares and Stock Bonus Awards

The Compensation Committee or Equity Incentive Committee determines the terms and conditions applicable to the granting of restricted stock unit awards, restricted stock awards, performance shares and stock bonus awards. The Compensation Committee or Equity Incentive Committee may make the grant, issuance, retention and/or vesting of restricted stock unit awards, restricted stock awards, performance shares and stock bonus awards contingent upon continued employment with Cepheid, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include among other criteria, one of the following criteria, either individually, alternatively or in any combination, applied to either Cepheid as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

•	Net revenue and/or net revenue growth

•	Operating income and/or operating income growth

•	Earnings per share and/or earnings per share growth

•	Return on equity

•	Adjusted operating cash flow return on income

•	Individual business objectives

•	Company-specific operational metrics

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth

•	Net income and/or net income growth

•	Total shareholder return and/or total shareholder return growth

•	Operating cash flow return on income

•	Economic value added

To the extent that an award under the EIP is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board of Directors.

Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, number of shares subject to stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion determines.

Transferability

Except as otherwise provided in the EIP, awards granted under the EIP may not be sold, pledged, assigned, hypothecated, transferred or disposed of except by will or the laws of descent and distribution. No award may be made subject to execution, attachment or other similar process.

Administration

The Compensation Committee administers the EIP. Subject to the terms and limitations expressly set forth in the EIP, the Compensation Committee or its sub-committee, the Equity Incentive Committee, selects the persons who receive awards, determines the number of shares covered thereby, and, establishes the terms, conditions and other provisions of the grants. The Compensation Committee may construe and interpret the EIP and prescribe, amend and rescind any rules and regulations relating to the EIP. The Compensation Committee has delegated to the Equity Incentive Committee, a committee of John L. Bishop and David H. Persing, the ability to grant awards to EIP participants within specified guidelines based on an employee’s salary grade, so long as such participants are not officers, members of our Board of Directors, or any other person who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, and to take certain other actions with respect to participants who are not executive officers.

Amendments

The Board of Directors may terminate or amend the EIP at any time, provided that no action may be taken by the Board of Directors (except those described in “Adjustments”) without shareholder approval to:

(1) Permit the repricing of outstanding stock options or stock appreciation rights under the EIP; or

(2) Otherwise implement any amendment to the EIP required to be approved by shareholders under the rules of The NASDAQ Global Market.

Adjustments

In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change of Cepheid’s capital structure without consideration, the Board of Directors may approve, in its discretion, an adjustment of the number and kind of shares available for grant under the EIP, and subject to the various limitations set forth in the EIP, the number of shares subject to outstanding awards under the EIP, and the exercise price of outstanding stock options and of stock appreciation rights.

In the event of a merger or asset sale, any or all outstanding awards may be assumed or an equivalent award substituted by a successor corporation. In the event the successor corporation refuses to assume or substitute the awards outstanding under the EIP, the outstanding awards shall vest and become exercisable as to 100% of the shares subject thereto and except for automatic grants to non-employee directors, shall expire 15 days following the date each holder of an outstanding award received notification from Cepheid of the exercisability of such award.

Except for automatic grants to non-employee directors, in the event of a proposed dissolution or liquidation of Cepheid, Cepheid shall notify such holder at least 30 days prior to such proposed action and outstanding awards shall terminate immediately prior to the consummation of such dissolution or liquidation.

In the event of a proposed dissolution or liquidation of Cepheid, or a merger or asset sale of Cepheid, the vesting of all stock options and restricted stock units granted to non-employee directors will accelerate and become exercisable in full immediately prior to, and contingent upon, the consummation of such event and must be exercised within three months of the consummation of such event.

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to Cepheid and participants in the EIP. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the plan.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. Cepheid will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income, and Cepheid will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option and Cepheid will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and Cepheid will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option exercise price and the fair market value of such shares on the date of exercise of such stock option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition” Cepheid will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Stock Appreciation Rights

A grant of a stock appreciation right (which can be settled in cash or Cepheid common stock) has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value received is generally taxable to the recipient as ordinary income, and Cepheid generally will be entitled to a corresponding tax deduction.

Restricted Stock

A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and if granted to an employee, is subject to income tax withholding. Cepheid receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock, at which point any gain or loss will be short-term or long-term capital gain or loss, depending on the holding period of the stock prior to such disposition.

Restricted Stock Units

In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests. Cepheid generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Performance Shares

The participant will not realize income when a performance share is granted, but will realize ordinary income when shares are transferred to him or her. The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer. Cepheid will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.

Section 162(m) Limit

The plan is intended to enable Cepheid to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, Cepheid may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

ERISA Information

The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Required Vote

The affirmative vote of the majority of shares entitled to vote, present in person or by proxy, and cast affirmatively or negatively is required to approve the Amendment.

Recommendation of the Board of Directors

The Board recommends a vote FOR approval of the amendment to the 2006 Equity Incentive Plan.

PROPOSAL NO. 3

APPROVAL OF CEPHEID’S 2012 EMPLOYEE STOCK PURCHASE PLAN

We are asking our shareholders to approve our 2012 Employee Stock Purchase Plan (the “ESPP”). 750,000 shares of common stock will initially be authorized for issuance under the ESPP. Our current employee stock purchase plan, the 2000 Employee Stock Purchase Plan (the “2000 ESPP”), was first approved by our shareholders in May 2000 and it will expire by its terms on March 13, 2013. If our shareholders approve the ESPP, the 2000 ESPP will terminate on July 31, 2012, which is the conclusion of the current offering thereunder. The terms of the ESPP are substantially similar to the terms of the 2000 ESPP in all material respects.

Approval of the ESPP will allow us to continue to make the benefits of an employee stock purchase plan available to eligible employees, which the Board of Directors and management believe is an important element of the total compensation and benefits we offer to assist in the retention of our current employees and to attract new employees, and to continue to provide our employees with incentives to contribute to our future success by providing an opportunity to purchase shares of our common stock.

General

The following is a summary of the principal provisions of the ESPP. This summary is qualified in its entirety by reference to the full text of the ESPP, which is attached as Attachment B to this proxy statement. To the extent that there is a conflict between this summary and the actual terms of the ESPP, the terms of the ESPP will govern.

The ESPP, including the right of participants to make purchases under the ESPP, is intended to qualify as an “Employee Stock Purchase Plan” under the provisions of Section 421 and 423 of the Code. The provisions of the ESPP shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of those sections of the Code. The ESPP will not be a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of ERISA.

Purpose

The purpose of the ESPP is to provide our employees with a convenient means of acquiring an equity interest in Cepheid through payroll deductions, to enhance such employees’ sense of participation in our affairs, and to provide an incentive for continued employment.

Number of Shares

The ESPP will initially reserve 750,000 shares of common stock authorized for issuance under the ESPP. In addition, on the first business day of each calendar year during the term of the ESPP after the first offering date, the aggregate number of shares of our common stock reserved for issuance under the ESPP shall be increased by a number equal to the lesser of (i) 500,000 shares or (ii) an amount determined by the Compensation Committee.

Administration

The ESPP will be administered by the Compensation Committee of our Board of Directors. The administration, interpretation or application of the ESPP by the Compensation Committee is final and binding upon all participants.

Eligibility

Any employee, including an executive officer, who is employed by Cepheid prior to the beginning of an offering period, is customarily employed for more than twenty hours per week and more than five months per calendar year by us, and who does not provide services to us as an independent contractor and has not been reclassified as a common law employee for any reason other than for federal income and employment tax purposes as of an offering date, will be eligible to participate in the ESPP. An offering date is the first business day of a given offering period.

As of the record date, approximately 560 employees would be eligible to participate in the ESPP. The ESPP is only available to our U.S.-based employees. However, with regard to offers of options under the ESPP to employees outside the United States working for an affiliate of Cepheid that is not a subsidiary, the Board of Directors may offer an option that is not intended to meet the Code Section 423 requirements, provided the other terms and conditions of the ESPP are met.

Special Limitations

The ESPP will impose certain limitations upon a participant’s rights to acquire our common stock, including the following limitations:

•

Purchase rights will not be granted to any individual who owns stock or together with another person would be considered to own stock, including stock purchasable under any outstanding purchase rights, representing five percent or more of the total combined voting power or value of all classes of our common stock or of our affiliates.

•

Purchase rights granted to a participant will not permit the individual to accrue the right to purchase our common stock at an annual rate of more than $25,000, valued at the time each purchase right is granted.

•	In no event shall a participant be permitted to purchase more than 3,000 shares of our common stock during any one offering period,

Furthermore, if, on a purchase date, the number of shares that would otherwise be subject to options under the ESPP exceeds the number of shares available for issuance under the ESPP, a pro rata allocation of the available shares will be made in as uniform a manner as shall be reasonably practicable and as the Compensation Committee shall determine to be equitable. In its discretion, the Compensation Committee can impose limits on the amount of shares participants may purchase during any purchase period.

Enrollment in the ESPP

Eligible employees become participants in the ESPP by completing a subscription agreement authorizing payroll deductions prior to the applicable offering date. A person who becomes employed after the commencement of an offering period may not participate in the ESPP until the commencement of the next offering period.

Offering Periods; Purchase Periods

The ESPP will be implemented by consecutive 24-month offering periods, with a new offering period commencing on February 1 and August 1 of each year and ending on July 31 and January 31 of each year. Each offering period consists of four six-month purchase periods. The Compensation Committee will have the power to alter the duration of the offering periods, including the commencement dates, with respect to future offerings without shareholder approval.

Purchase Price

The purchase price at which shares will be sold under the ESPP is eighty-five percent of the lesser of the fair market value of a share of our common stock on (1) the first business day of the offering period, or (2) the last business day of the purchase period. The ESPP provides that the fair market value of a share of our common stock on the first business day of the offering period or the last business day of the purchase period shall be the closing price on that day as reported in the Wall Street Journal.

Payment of the Purchase Price; Payroll Deductions

The payroll deductions accumulated during the offering period will be applied to the purchase of the shares on the purchase date. The deductions may not be less than one percent or greater than fifteen percent of a participant’s eligible compensation (or such lower limit set by the Compensation Committee). Deductions are made in one-

percent increments. The aggregate of such payroll deductions for each calendar year cannot exceed $25,000. Eligible compensation means all W-2 cash compensation, including, but not limited to, base salary, wages, commissions, overtime, shift premiums, plus draws against commissions, provided, however, that for the purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant had not made such election.

Payroll deductions will commence on the first pay date of the applicable offering period and will continue until the end of such offering period. No interest will accrue on the payroll deductions of a participant in the ESPP. At any time, a participant may increase or decrease his or her payroll deductions; provided, however, that (a) upon the request of a participant to increase his or her payroll deductions, the participant will automatically terminate participation in the current offering period effective on the purchase date for the current purchase period and be reenrolled in the succeeding offering period during which such increased payroll deduction will apply, and (b) upon the request of a participant to decrease his or her payroll deductions, the participant will remain in the current offering period but have his or her payroll reductions reduced for the succeeding purchase period within the current offering period. A participant may reduce his or her payroll deduction percentage to zero during an offering period; provided, however, that a participant may not resume making payroll deductions during an offering period in which he or she reduced his or her payroll deduction percentage to zero.

All payroll deductions received or held by us under the ESPP may be used by us for any corporate purpose, and we are not obligated to segregate such payroll deductions. Until the shares are issued, participants only have the rights of an unsecured creditor.

Purchase of Stock; Grant of Options

As of the first day of each offering period, each participant will be granted an option to purchase shares of our common stock, exercisable at the conclusion of the purchase period. The exact number of shares is determined by dividing such participant’s accumulated payroll deductions during the offering period by the option purchase price determined as described above, subject to the limitations set forth in the ESPP (as described above).

Withdrawal

A participant may withdraw all, but not less than all, of the payroll deductions credited to his or her account under the ESPP at any time prior to the end of an offering period by giving written notice to us. After receipt of a notice of withdrawal, (1) all of the participant’s payroll deductions credited to his or her account will be returned without interest, (2) the participant’s option for the current period will automatically terminate, and (3) no further payroll deductions for the purchase of shares will be made during that offering period. A participant’s withdrawal from an offering does not have any effect upon such participant’s eligibility to participate in subsequent offerings under the ESPP.

Termination or Interruption of Employment

Upon termination of a participant’s employment for any reason prior to the last day of the offering period, the accumulated payroll deductions credited to the participant’s account will be returned to such participant, or in the case of the participant’s death, to the person or persons entitled thereto as specified in the participant’s subscription agreement, and his or her option will automatically terminate. A participant is not deemed to have terminated his or her employment in the case of sick leave, military leave, or any other leave of absence approve by us; provided that such leave is for a period of not more than ninety days or re-employment upon the expiration of such leave is guaranteed by contract or statute.

Adjustments upon Changes in Capitalization or Merger

In the event a change is made in our capitalization, such as a stock split or payment of a stock dividend, that results in an increase or decrease in the number of outstanding shares of common stock without consideration, an appropriate adjustment will be made in the shares subject to purchase and in purchase price per share, subject to any required action by the Board of Directors or our shareholders and in compliance with applicable securities laws.

In the event of our proposed dissolution or liquidation, the offering period then in progress will be shortened and the Compensation Committee may set a new exercise date as of immediately prior to the proposed dissolution or liquidation.

In the event of (i) a merger or consolidation in which Cepheid is not the surviving corporation (subject to certain exceptions), (ii) a merger in which Cepheid is the surviving corporation but after which the shareholders of Cepheid immediately prior to such merger (other than any shareholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of Cepheid or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of Cepheid by tender offer or similar transaction, each outstanding right to purchase common stock will be assumed or an equivalent option substituted by the successor corporation or a parent or a subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, the offering period with respect to which such purchase right relates will occur on or prior to the consummation of the transaction, and the ESPP shall terminate on the consummation of such transaction.

Nonassignability

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant, other than by will, the laws of descent and distribution, or as provided in the ESPP. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect.

Amendment and Termination of the Plan

The Compensation Committee may amend, suspend or terminate the ESPP, or any part thereof, at any time and for any reason. The Compensation Committee will be entitled to change the purchase periods and offering periods, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the administration of the ESPP, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of our common stock for each participant properly correspond with amounts withheld from the participant’s base salary or regular hourly wages, and establish such other limitations or procedures as the Compensation Committee determines in its sole discretion advisable which are consistent with the ESPP. Such actions will not require shareholder approval or the consent of any participants. However, no amendment shall be made without approval of the shareholders within 12 months of the adoption of such amendment if such amendment would: (a) increase the number of shares that may be issued under the ESPP; or (b) change the designation of the employees (or class of employees) eligible for participation in the ESPP.

The ESPP will continue until the earlier of termination by our Board of Directors, issuance of all of the shares reserved for issuance under the ESPP, or ten years from the first purchase date under the ESPP.

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to Cepheid and participants in the ESPP. The federal tax laws may change and the federal, state, and local tax consequences for any participant will depend upon his or her individual circumstances.

The ESPP and the right of participants to make purchases under the ESPP are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or the purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as follows.

If the shares are sold or disposed, including by way of gift, at least two years after the offering date (the first day of the offering period during which shares were purchased) and more than one year after the date on which shares were transferred to the employee, then the lesser of (a) the excess of the amount actually received for the shares over the amount paid for the shares or (b) fifteen percent of the fair market value of the shares on the offering date, will be treated as ordinary income to the participant. The employee’s basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold and the sales price is less than the price paid for the shares, there is no ordinary income and the participant has a capital loss for the difference.

If the shares are sold or disposed of, including by way of gift or by exchange, before the expiration of the holding periods described above, then the excess of the fair market value of the shares on the last date of the offering period in which the shares were purchased over the purchase price of the shares will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss recognized in connection with any such sale or exchange will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

If shares are sold or disposed of before the expiration of the statutory holding periods, we are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition.

The foregoing summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the ESPP does not purport to be complete. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax implications of a participant’s death or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.

New Plan Benefits

Eligible employees may participate in the ESPP voluntarily and each such employee determines his or her level of payroll deductions within the guidelines fixed by the ESPP. Accordingly, future purchases under the ESPP are not determinable at this time. We, therefore, have not included a new plan benefits table.

Recommendation of the Board of Directors

The Board recommends a vote FOR approval of Cepheid’s 2012 Employee Stock Purchase Plan.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2012. Ernst & Young LLP has audited our financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Required Vote

The approval of this proposal requires the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of this proposal.

Recommendation of the Board of Directors

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

During the fiscal years ended December 31, 2011 and 2010, the aggregate fees billed by Cepheid’s independent registered public accounting firm, Ernst & Young LLP, for professional services were as follows:

	2011	2010
Audit Fees	$911,500	$899,944
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$911,500	$899,944

“Audit Fees” consist of fees billed for professional services rendered for the audit of Cepheid’s annual financial statements and review of the quarterly financial statements and services, such as comfort letters, consents and comment letters, which are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” consist of assurance and related services related to the performance of the audit not disclosed under “Audit Fees.” “Tax Fees” consist of services rendered in connection with tax compliance, tax advice, and tax planning. “All Other Fees” consist of the aggregate feels billed in each of 2010 and 2011 for products and services provided by Ernst & Young LLP, other than included in “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by Ernst & Young LLP. Ernst & Young LLP and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

PROPOSAL NO. 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for our shareholders. Our compensation program is designed to (1) provide competitive compensation opportunities that attract, as needed, individuals with the skills necessary for us to achieve our business objectives and retain those top performing individuals, (2) create a direct, meaningful link between our corporate performance and individual performance and compensation rewards, (3) create and maintain an entrepreneurial environment for employees by providing opportunities to acquire shares of our common stock and (4) reinforce a sense of urgency and accountability. We believe that our aggregate total compensation objective recognizes that over the long-term, we will generate greater shareholder returns with a management team that is superior to its peer group, while supporting our commitment to pay for performance when we meet or exceed objectives that can lead to an increase in shareholder value. We urge you to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement beginning on page 32 for additional details on our executive compensation, including our compensation philosophy and objectives and the 2011 compensation of our named executive officers.

We are asking shareholders to cast a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including CD&A, compensation tables and narrative discussion is hereby APPROVED.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when considering future compensation decisions for our named executive officers.

Required Vote

The approval of this proposal requires the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because abstentions and broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of this proposal.

Recommendation of the Board of Directors

The Board recommends a vote FOR Proposal No. 5.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of February 24, 2012 by:

•	each shareholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our current directors;

•	our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who were serving as executive officers as of December 31, 2011; and

•	all current directors and executive officers as a group.

The percentage ownership is based on 65,471,727 shares of common stock outstanding as of February 24, 2012. Shares of common stock that are subject to options currently exercisable or exercisable and restricted stock units that will vest within 60 days of February 24, 2012, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the table or the footnotes thereto, the address of each individual listed in the table is Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089.

Beneficial Ownership of Cepheid Stock

Directors and Named Executive Officers	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
John L. Bishop (1)	909,494	1.39%
Thomas D. Brown (2)	74,584	*
Robert J. Easton (3)	160,551	*
Thomas L. Gutshall (4)	908,750	1.39%
Cristina H. Kepner (5)	298,259	*
Dean O. Morton (6)	235,925	*
David H. Persing, M.D., Ph.D. (7)	247,167	*
Hollings C. Renton (8)	40,925	*
Glenn D. Steele Jr.	517	*
Nicolaas Arnold (9)	57,503	*
Andrew D. Miller (10)	21,014	*
Humberto Reyes (11)	24,638	*
All Executive Officers and Directors as a group (14 persons) (12)	3,353,615	5.12%

Five Percent Shareholders
Entities affiliated with FMR LLC (13)	7,403,166	11.31%
Entities affiliated with Artisan Partners Limited Partnership (14)	6,499,000	9.93%
Entities affiliated with Columbia Wanger Asset Management, LLC (15)	4,194,500	6.41%
Entities affiliated with BlackRock, Inc. (16)	3,470,896	5.30%
Entities affiliated with The Vanguard Group, Inc. (17)	3,320,407	5.07%

*	Less than one percent.
(1)	Includes options to purchase 889,062 shares exercisable within 60 days of February 24, 2012.
(2)	Includes options to purchase 56,875 shares exercisable within 60 days of February 24, 2012.
(3)	Includes 5,000 shares held by the Second Easton Family Charitable Trust and options to purchase 81,875 shares exercisable within 60 days of February 24, 2012.
(4)	Includes 761,300 shares held by The Gutshall Family Trust dated March 7, 1990, and options to purchase 59,375 shares exercisable within 60 days of February 24, 2012.
(5)	Includes 35,000 shares held in an IRA, and options to purchase 81,875 shares exercisable within 60 days of February 24, 2012.
(6)	Includes 82,500 shares held of record by MDLC Partners, a California Limited partnership, of which Mr. Morton is the general partner, 5,000 shares held by the Dean O. Morton 2008 Annuity Trust U/A DTD 10/7/08, 5,000 shares held by the Lavon Morton 2008 Annuity Trust U/A DTD 10/7/08, and 75,500 shares held by the Dean and Lavon Morton Trust dated 9/20/79. Mr. Morton also has options to purchase 54,375 shares exercisable within 60 days of February 24, 2012.
(7)	Includes options to purchase 245,754 shares exercisable within 60 days of February 24, 2012.
(8)	Includes options to purchase 34,375 shares exercisable within 60 days of February 24, 2012.

(9)	Includes 1,000 shares held by Mr. Arnold’s spouse and options to purchase 55,000 shares exercisable within 60 days of February 24, 2012.
(10)	Includes options to purchase 15,791 shares exercisable within 60 days of February 24, 2012.
(11)	Includes options to purchase 11,797 shares exercisable within 60 days of February 24, 2012.
(12)	Includes options to purchase 1,954,453 shares exercisable within 60 days of February 24, 2012.
(13)	Based on a Schedule 13G/A filed February 14, 2012. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 7,403,166 shares, as a result of acting as an investment adviser to various investment companies. The ownership of one investment company, Fidelity Growth Company Fund (“Fidelity Fund”), amounted to 5,887,555 shares. Edward C. Johnson 3rd, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, each has sole power to dispose of the 7,403,166 shares owned by Fidelity. Members of the family of Edward C. Johnson 3rd or trusts for their benefit, own shares of FMR LLC voting stock with the right to cast approximately 49% of the total votes which may be cast by all holders of FMR LLC voting stock. Neither FMR LLC nor Edward C. Johnson 3rd has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Fund, which power resides with the Fidelity Fund’s Board of Trustees. Fidelity carries out the voting of the shares under written guidelines by the Fidelity Fund’s Board of Trustees. The address of FMR LLC, Fidelity and Fidelity Fund is 82 Devonshire Street, Boston, Massachusetts 02109.
(14)	Based on a Schedule 13G filed on January 9, 2012, Artisan Partners Limited Partnership (“Artisan Partners”) owns 6,499,000 shares (the “Artisan Shares”) acquired on behalf of discretionary clients of Artisan Partners, including 3,490,400 shares on behalf of Artisan Partner Funds, Inc. (“Artisan Funds”). Each of Artisan Partners Holdings LP, the sole limited partner of Artisan Partners (“Artisan Holdings”), Artisan Investment Corporation, the general partner of Artisan Holdings (“Artisan Corp.”), Artisan Investments GP LLC, the general partner of Artisan Partners (“Artisan Investments”), ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”), and Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC, have shared dispositive power for all of the Artisan Shares and shared voting power for 6,153,000 shares of the Artisan Shares. Artisan Funds has shared voting power and shared dispositive power for 3,490,400 shares of the Artisan Shares. Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments, ZFIC, Mr. Ziegler, Ms. Ziegler and Artisan Funds are all located at 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202.
(15)	Based on a Schedule 13G/A filed February 13, 2012. Columbia Wanger Asset Management, LLC has sole voting power with respect to 3,887,700 shares and has sole dispositive power with respect to 4,194,500 shares. The shares reported include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, LLC, and which holds 5.6% of the shares. The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(16)	Based on a Schedule 13G/A filed February 13, 2012. Includes shares beneficially owned by BlackRock Japan -Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, and BlackRock International Ltd. BlackRock, Inc.’s address is 40 East 52nd Street, New York, NY 10022.
(17)	Based on a Schedule 13G/A filed February 10, 2012. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 87,415 shares. The Vanguard Group, Inc. has sole power to dispose of 3,232,992 shares and has the sole power to vote 87,415 shares. The Vanguard Group Inc. also has shared power to dispose of 87,415 shares. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, PA 19355.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy

The goal of our executive compensation program is to create value for our shareholders by attracting, retaining, and motivating a superior leadership team. We believe that the skills, experience and dedication of our executive officers are critical factors that contribute directly to our operating results, thereby enhancing shareholder value. As a result, our compensation program is designed to (1) provide competitive compensation opportunities that attract, as needed, individuals with the skills necessary for us to achieve our business objectives and retain those top performing individuals, (2) create a direct, meaningful link between our corporate performance and individual performance and compensation rewards, (3) create and maintain an entrepreneurial environment for employees by providing opportunities to acquire shares of our common stock and (4) reinforce a sense of urgency and accountability.

Our overall compensation philosophy is that (1) our compensation programs will be designed to attract, motivate and retain top performing individuals at all levels in the organization, (2) individual salary levels may range from below to above market levels based on individual performance, experience and position criticality, (3) cash incentives will be used, based on affordability, in order to support a pay-for-performance philosophy where employees are accountable for achieving specific goals and results, (4) special cash incentives may be used to reward individuals, below the director level, for exceptional, one-time contributions, providing managers with more flexibility to provide immediate feedback, and (5) long-term compensation, such as equity incentives, is focused on retention and sustained company performance. The pay-for-performance philosophy is at the core of our compensation strategy and is intended to closely align our executive compensation with the performance of our company on both a short-term and long-term basis, as well as with the performance of individual executives in meeting or exceeding objectives that can lead to an increase in shareholder value.

Our executive officers’ compensation currently has three primary components: (1) base compensation or salary, (2) annual cash incentives and (3) equity incentive grants. In addition, we provide our executive officers a variety of benefits that are available generally to all employees. We believe that a mix of both cash and equity incentives is appropriate, as cash incentives reward executive officers in the near term for achieving superior performance, while equity incentives motivate executive officers to achieve superior performance over the longer term and, through the imposition of vesting conditions, incentivize retention over a multi-year period. In determining the amount of the incentives awarded, the Compensation Committee of our Board of Directors, or the Compensation Committee, considers each executive officer’s total compensation for both the short and long term to assess the incentive and retentive value of the executive officer’s compensation package.

As part of the process of establishing and adjusting executive compensation levels, on an annual basis, we discuss with our Chief Executive Officer the performance of his direct reports. We also review elements of our performance, both overall and by relevant functional unit. We further analyze compensation payable by companies that we consider to be in our peer group and by other companies with which we generally compete for hiring executives. The Compensation Committee works with management and an outside compensation consultant, Radford, an Aon Hewitt company, to advise the Compensation Committee when it is establishing compensation levels and the mix of salary, cash incentives and equity awards, in order to best align executive compensation with our business priorities and pay philosophy. The Compensation Committee does not have a set formula for establishing the mix between pay elements and may, from year to year, place different emphasis on salary, cash incentives and equity-based incentives to reflect our business priorities at the time.

The executive officers listed in the Summary Compensation Table in this proxy statement, whose compensation is discussed in this Compensation Discussion and Analysis section, are referred to as our “named executive officers.” For 2011, our named executive officers were:

•	John L. Bishop, our Chief Executive Officer;

•	Andrew D. Miller, our Senior Vice President, Chief Financial Officer (effective as of January 3, 2012, Mr. Miller was promoted to Executive Vice President, Chief Financial Officer);

•	Nicolaas Arnold, our Executive Vice President, Worldwide Commercial Operations;

•	David H. Persing, our Executive Vice President, Chief Medical and Technology Officer; and

•	Humberto Reyes, our Executive Vice President, Chief Operating Officer.

Role of the Compensation Committee

Our Board of Directors has delegated to the Compensation Committee the authority to determine the level and type of all forms of compensation to be granted to our executive officers in furtherance of our compensation objectives. All of the members of the Compensation Committee are independent under the standards established by the NASDAQ Stock Market and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. In 2011, the Compensation Committee met six times and acted five times by unanimous written consent, and each member of the Compensation Committee attended all of the meetings. Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the Committee members but also our Chairman of our Board of Directors, our Chief Executive Officer (except during discussions regarding his compensation), our Senior Vice President or Vice President of Human Resources (except during discussions regarding their compensation), a representative of Radford, and a representative from our outside legal counsel.

Compensation Evaluation Processes and Criteria

Evaluation Process

The compensation packages for our executive officers are reviewed annually by the Compensation Committee and include an analysis, provided by Radford, of all elements of compensation separately and in the aggregate. The Compensation Committee holds multiple meetings with management and Radford to review our compensation philosophy, the use and form of equity compensation, the results of Radford’s analyses and the salary, bonus and equity compensation recommendations proposed by our Chief Executive Officer for other executive officers.

The Compensation Committee establishes base salaries for our executive officers and sets the cash incentive target amounts and metrics needed to achieve those targets under our cash incentive bonus plan pursuant to the process described below in this section. Equity grants are generally made at the previously-determined, regularly scheduled second-quarter Compensation Committee meeting.

At the regularly scheduled second-quarter Compensation Committee meeting, our Chief Executive Officer reviews with the Compensation Committee his evaluation of each other executive officer, including contribution, performance and future objectives, and each executive officer’s self-assessment. Our Chief Executive Officer bases his evaluation on his knowledge of each executive officer’s performance and the executive officer’s self-assessment. Our Chief Executive Officer then makes a recommendation to the Compensation Committee on each executive officer’s salary and equity incentive compensation. As discussed below, the Compensation Committee reviews this input in conjunction with its review of external benchmark data in setting compensation for these executives. In an executive session without our Chief Executive Officer present, the Compensation Committee determines and approves our Chief Executive Officer’s salary, target cash incentive compensation and equity incentive compensation based on their assessment of his performance and a review of external benchmark data provided by Radford.

At the regularly-scheduled third-quarter Compensation Committee meeting, the Compensation Committee meets with our Chief Executive Officer and Radford to discuss and approve our compensation philosophy and objectives for the following year and reviews with Radford and approves the companies comprising our peer group for compensation benchmarking purposes for the following year, as discussed below under “Benchmarking.” At the regularly-scheduled fourth-quarter Compensation Committee meeting, the Compensation Committee reviews with our Chief Executive Officer and Radford the cash and equity compensation of our executive officers, including as compared to comparable officers of our peer group.

At the regularly scheduled fourth-quarter Compensation Committee meeting, our Chief Executive Officer recommends to the Compensation Committee the proposed structure for a cash incentive bonus plan for our employees, including our executive officers, for the following year based, in part, on our corporate financial and operational goals for the following year and Radford’s analyses of the cash incentive bonus plans of our peer group companies. Typically, the Compensation Committee reviews these recommendations and analyses and adopts a cash incentive bonus plan in the fourth quarter of the year for the following year. In January following the completion of our fiscal year, the Compensation Committee reviews the financial and operating results of the completed year compared to the targets under the cash incentive bonus plan and determines the level at which the cash incentive bonus plan is funded based on the terms of the plan and the individual bonuses of each of our executive officers.

Evaluation Criteria

In determining the amount and mix of compensation elements for 2011, the members of the Compensation Committee relied upon their judgment about the performance of each individual executive officer based on input, except in the case of his own compensation, from our Chief Executive Officer. In setting final compensation levels for our executive officers for 2011, the Compensation Committee considered many factors, including, but not limited to:

•	the scope, strategic and operational impact of the executive officer’s responsibilities;

•	our past and current business performance and future expectations;

•	our long-term goals and strategies;

•	the performance and experience of each individual;

•	relative levels of pay among the officers;

•	the amount of base salary in the context of the executive officer’s total compensation and other benefits;

•	for equity-based incentives, the relative amounts of vested and unvested equity incentives then held by such executive officer;

•	whether and to what extent the executive officer receives an allowance for housing and/or commuting expenses;

•	for each executive officer other than our Chief Executive Officer, the evaluations and recommendation of our Chief Executive Officer;

•	the self-assessment of each executive officer other than our Chief Executive Officer; and

•

the competitiveness of the elements of compensation and of the compensation package, as a whole, relative to comparable executives at the peer group companies as set forth by the independent analyses performed by Radford.

The Compensation Committee does not have a set formula for weighing the above criteria when setting compensation levels for our executive officers.

Role of the Independent Compensation Consultant

Radford was hired by the Compensation Committee to assist the members of our board of directors in fulfilling their fiduciary and governance responsibilities. The only other consulting or other services that Radford or Aon Consulting, its parent company, performed for us in 2011 were to provide assumption variables to our finance department for use in equity compensation accounting and provide access to executive and non-executive compensation data to ensure that our compensation programs are within market norms to attract, motivate and retain a superior leadership team while managing our cash and equity for our shareholders, at an aggregate cost of $23,265. The Compensation Committee confirmed that, notwithstanding the provision of such services, that Radford was an independent compensation advisor to the Compensation Committee for 2011.

Radford assisted the Compensation Committee as it considered and set compensation components and levels for 2011. Radford’s compensation experts worked with our Senior Vice President or Vice President of Human Resources to gather information required to perform their independent analysis of our compensation programs, and then furnished analytical compensation data and presented directly to the Compensation Committee for purposes of advising it on compensation matters, including compensation for our executive officers. Radford representatives attended five meetings of the Compensation Committee during 2011 in which compensation issues were discussed, including executive compensation, incentive plan design and our equity incentive program. In addition, Radford assists the Compensation Committee and our Chief Executive Officer in addressing new hire packages when recruiting members of our senior management. Radford reports directly to the Compensation Committee, and the Compensation Committee has the authority to direct Radford’s work and to maintain their services at the Compensation Committee’s sole discretion. Radford participates in executive sessions with the Committee as requested.

Benchmarking

When working with Radford to determine our peer companies, the Compensation Committee focused on identifying companies with whom we believe we compete for executive officers and other key employees, particularly those with generally comparable revenues and market capitalization in our industry and adjacent industries. Radford provides an independent review of our peer companies following discussions with the Compensation Committee, to better understand our business strategy and operating characteristics. We also reviewed the broader local market of biotechnology, bio-instrument and medical diagnostic companies located in the San Francisco Bay Area, as we find that these companies also actively seek to hire similarly-qualified personnel as we do.

Our peer group is generally reviewed annually at the Compensation Committee’s regularly scheduled third quarter Compensation Committee meeting. For compensation to be paid in 2011, this meeting was held in July 2010. For our compensation analysis for 2011, the Compensation Committee primarily considered biotechnology, bio-instrument and medical diagnostic companies with the following criteria:

•	revenues equal to 0.5x to 2.0x our go-forward estimated revenues, or between $85-350 million, based on our 2009 total revenues of approximately $171 million;

•

market capitalization approximately equal to 0.5x to 3.0x our market capitalization, or $450 million-$2.7 billion, based on our market capitalization was approximately $931 million as of June 30, 2010; and

•	employee size reflecting comparable organization complexity, determined to be between 275 to 1,000 employees, based on our 530 full-time equivalent and contract employees as of December 31, 2009.

In general, the Compensation Committee seeks to identify companies that meet a minimum of two of these three stated criteria for inclusion as one of our peer group companies. Additionally, our Compensation Committee considers companies that are similar to ours with respect to elements such as complexity of the business, operating results and research and development investments, and those companies with whom we compete in business and in the recruitment of executive officers. These metrics were then used to identify appropriate market reference points for gathering compensation data. The Compensation Committee reviewed and approved the composition of the peer group to ensure that companies were relevant for comparative purposes. For 2011, the Compensation Committee selected the following companies to comprise our peer group:

Abaxis	Immucor
Affymetrix	Luminex
Caliper Life Sciences	Meridian Biosciences
Celera Group	Myriad Genetics
Gen-Probe	Quidel
Genomic Health	TECHNE
Genoptix

For our 2012 peer group list, approved by the Compensation Committee in July 2011, Celera Group, Genoptix and Immucor were removed because the Committee determined based, in part, on Radford’s analyses, that they no longer represented a relevant company to us for compensation comparison purposes based on the metrics used to select the peer group. BioMarin Pharmaceutical, InterMune, Onyx Pharmaceuticals and Pacific Biosciences of California were added as it was believed that they have become more comparable with Cepheid in terms of the metrics used to select the peer group.

We believe that collectively the peer group used in 2011 was, at the time, representative of companies in our size range and industry and a fair representation of the employment market in which we compete.

The Compensation Committee used this data as one of several factors in its decisions regarding executive officer compensation. The Compensation Committee also gave weight to business performance, including our revenue growth and operating results, and individual performance, as described below.

Compensation Objectives

The Compensation Committee reviewed our executive compensation programs and practices, and analyzed, for each executive officer, all existing elements of his compensation (including base pay, cash bonus awards, total cash compensation, long-term incentive compensation in the form of equity awards, and reimbursement of housing and/or commuting expenses, if applicable). We seek to have a meaningful portion of our cash compensation for executives be “at-risk” incentive compensation to align compensation with our business performance, and have an incentive compensation bonus pool that is funded from the incremental financial performance achieved by us in that year.

The Compensation Committee compared these compensation components separately, and in the aggregate, to compensation at the peer group companies as described above, in an effort to set each element of compensation at a level such that, for each executive:

•	base salary is at a level that is at approximately the 50th to 60th percentile level of base salaries paid to executives at peer group companies;

•

aggregate base salary and target cash incentive compensation is at approximately the 75th percentile level of cash compensation paid to executives at peer group companies, but that based on company affordability, the aggregate cash compensation actually paid may be closer to the 60th percentile;

•	equity-based compensation is at a level that is at approximately the 60th percentile level of equity-based compensation issued to executives at peer group companies; and

•	aggregate cash and equity compensation is at a level that is at approximately the 60th percentile level of aggregate cash and equity compensation paid to executives at peer group companies.

The Compensation Committee targets base salary compensation at between the 50th and 60th percentile levels as a result of the extremely competitive market for qualified executive officers among our peer group companies. Our cash incentive compensation philosophy is focused on pay for performance and we only pay cash incentive compensation pursuant to our self-funding yearly cash incentive bonus plan upon the achievement of specified corporate financial metrics and operational goals. The financial metrics and operational goals are intended to be challenging and in 2008, as a result of the failure to meet the required financial metrics, we did not pay any cash incentive compensation, and in 2009 and 2010, we made bonus payments equal to 87% and 100%, respectively, of the target bonus of each executive officer participating in the cash incentive bonus plan. As a result of our commitment to setting challenging financial metrics and operational goals in order to achieve payment under the cash incentive bonus plan, the Compensation Committee believes that it is appropriate to target aggregate cash compensation at approximately the 75th percentile level. In 2007 and 2008, we targeted a higher percentile level of equity-based compensation in order to compensate for lower target cash compensation levels. However, in order to carefully manage the burn rate of equity utilized under our equity incentive plan, in 2009, the Compensation Committee increased the targeted percentile levels for aggregate cash compensation and decreased equity-based compensation for our executives to the current targeted 60th percentile level.

Our aggregate total compensation objective recognizes that, over the long-term, we will generate greater shareholder returns with a management team that is superior to its peer group, while supporting our commitment to pay for performance when we meet or exceed objectives that can lead to an increase in shareholder value. These market reference points are used as guidelines in designing our compensation programs. The Compensation Committee may approve individual compensation arrangements that are above or below these guidelines based on the criteria outlined above. The Compensation Committee also noted where elements of compensation deviated from the stated objectives mainly due to the valuation of equity-based compensation.

In 2011, our named executive officers received compensation at the following levels:

•

base salaries (including reimbursement or payment for local housing costs and/or commuting expenses, if applicable) was at or higher than the 60th percentile for all of our named executive officers and for three of our named executive officers, base salaries were higher than the 75th percentile, above the targeted range of the 50th to 60th percentile levels described above;

•

total cash compensation was at or higher than the 75th percentile level of cash compensation paid to named executive officers at our peer group companies based, in part, upon funding our cash incentive bonus plan at 116% of each executive officer’s base salary, approximately equal to the targeted 75th percentile level described above;

•

equity-based compensation, in the forms of option grants and restricted stock units, was above the 75th percentile level, higher than the targeted 60th percentile level of equity grants to named executive officers at peer group companies based on the grant date fair value of our option grants, without reflecting forfeitures, as calculated pursuant to ASC 718, and our stock price on the date we granted our restricted stock units, principally as a result of (1) our stock price being higher than that of our peer companies and (2) shares subject to outstanding equity grants held by our executive officers were, in the aggregate, largely vested, so the Compensation Committee determined to make equity grants that were greater than the targeted 60th percentile level to ensure that the executive officers had an appropriate amount of equity subject to vesting; and

•

aggregate cash and equity compensation was at or higher than the 75th percentile level of the aggregate cash and equity compensation paid to named executive officers at peer group companies, higher than the targeted 60th percentile level, primarily as a result of the valuation of our equity-based compensation, which was higher than our peer group companies.

Individual compensation levels may range from below to above these targeted percentile levels based on individual performance, experience, and position. The Compensation Committee anticipates that it will continue to conduct similar annual reviews of our executive compensation practices and that it will use the services of independent outside consultants for similar services in the future.

Components of Compensation

Base Salary

We utilize salary as the base amount necessary to retain executive talent. We fix executive officer base compensation at a level we believe enables us to hire and retain a management team that is superior to our peer group companies and to reward exceptional individual performance and an exceptional level of contribution to our overall business goals. The salaries for each of our named executive officers during our last three fiscal years are listed below in the Summary Compensation Table.

The Compensation Committee determined increases to the 2011 base salaries of each of our executive officers based on individual performance, experience and position, and our objective to pay base salaries at a level that is at approximately the 50th to 60th percentile level of base salaries paid to executives at peer group companies.

Cash Incentives

Bonus Plan Philosophy

We use cash incentives to reward performance achievements with a time horizon of one year or less, to closely align corporate performance with executive compensation and reinforce a sense of accountability in our executive officers. The Compensation Committee determines the executive officers eligible for these incentives and the performance measures and other terms and conditions of these incentives for executive officers. Incentive compensation targets for our executive officers are established by the Compensation Committee as a pre-determined percentage of base salary, based on performance against specified corporate financial metrics and operational goals that are intended to provide a competitive level of compensation when these metrics and goals are achieved. The financial metrics and operational goals of our cash incentive bonus plan are intended to be challenging and in 2008, as a result of the failure to meet the required financial metrics, we did not pay any cash incentive compensation, and in 2009 and 2010, we made bonus payments equal to 87% and 100%, respectively, of the target bonus of each executive officer participating in the cash incentive bonus plan. The actual incentive award is determined according to the level of achievement against these performance objectives after the close of the relevant performance period. The Compensation Committee may exercise discretion to pay compensation even if threshold performance objectives are not achieved. We do not currently have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment but expect to adopt such a policy once the SEC has adopted rules in this regard, which is expected to occur prior to the end of 2012. Our bonus plan described below is the only cash incentive program covering our executive officers.

In the fall of 2010, the Compensation Committee reviewed the proposed terms of a cash incentive bonus plan for 2011 based, in part, on analyses from Radford with respect to cash incentive bonus plans for our peer group companies. Typically, our peer group companies’ bonus plans utilize a mix of corporate and financial goals, including revenue and some type of profit metric (e.g., operating margins).

The Compensation Committee structured a cash incentive bonus plan in order to incentivize achievement of both revenue growth, the primary measure of the overall growth of our business, and the increased financial performance and operating efficiency represented by operating margin. The Compensation Committee also established non-financial operational objectives as a factor in adjusting the bonus payouts that would result directly from the level of achievement of the financial performance metrics in order to encourage the management team to focus collectively on releasing new or improved products and tests by specified dates, improving the internal financial and operational factors that contribute to the efficiency of our business operations and the margins we realize on the sale of our products, and certain metrics related to our working capital management (these operational metrics are discuss in further detail in “—Bonus Plan Structure” below). The bonuses to our named executive officers do not have additional individual performance objectives because the Compensation Committee believes the named executive officers have a level of responsibility for our entire business and resulting financial performance, and these corporate objectives accurately reflect our named executive officers’ performance. By structuring executive officer incentive compensation with only corporate-wide financial, strategic and operational objectives described below under “–Bonus Plan Structure,” the Compensation Committee also intends to reinforce a “team approach” to the management of, and responsibility for, our business.

Bonus Plan Structure

For the reasons described above under “–Bonus Plan Philosophy,” the Compensation Committee decided to continue our cash incentive bonus program for 2011. Whether or not a cash bonus pool would be funded, and at what levels, was determined based on a weighted curve that relates our 2011 total revenues measured against pre-determined revenue objectives, or the Revenue Objective, and our 2011 non-GAAP operating margin measured against pre-determined non-GAAP operating margin objectives, or the Operating Margin Objective, which together with the Revenue Objective, we refer to as the Financial Objectives.

The target bonus amount is the aggregate amount of all target bonuses at the 100% level, which are specified percentages of base salary depending on an employee’s salary grade, for all employees participating in the bonus plan. With respect to the Revenue Objective, if we had achieved at least 85% of the Revenue Objective, and with respect to the Operating Margin Objective, if we had achieved a non-GAAP operating margin that was no worse than the minimum threshold Operating Margin Objective, then we would have funded the cash bonus pool at the level of 50% of the aggregate target bonus amount. The cash bonus pool would be funded at increasing levels, according to level of achievement of the Revenue Objective and the Operating Margin Objective, up to a maximum of 150% of the aggregate target bonus amount for achievement of the highest Revenue Objective and the highest Operating Margin Objective.

If we had not achieved the minimum threshold Revenue Objective, then no amount would have been funded under the Revenue Objective portion of the bonus plan for 2011, and if we had not achieved the minimum threshold Operating Margin Objective, then no amount would have been funded under the Operating Margin Objective portion of the bonus plan for 2011. If we had not achieved both of the minimum Financial Objectives, no amounts would have been funded under the bonus plan for 2011.

In addition, a minimum level of achievement in one of the Financial Objectives is required to fund the other Financial Objective in excess of the 100% level. If we had not achieved at least 100% of the Operating Margin Objective, then the Revenue Objective portion of the bonus plan for 2011 would not be funded in excess of the 100% level. If we had not achieved at least 95% of the Revenue Objective, then the Operating Margin Objective portion of the bonus plan for 2011 would not be funded in excess of the 100% level.

If the bonus pool was funded based on the achievement of the Financial Objectives, executive officers would receive bonus payments, with each of our named executive officers receiving a bonus based upon the level of achievement of the Financial Objectives, potentially reduced by up to 15% of the bonus pool as funded, in the discretion of the Compensation Committee, based on the achievement of the following specified corporate operational goals (without weighting individual objectives and with the Committee reviewing the achievement of the goals as a whole): (1) specific diagnostic test releases in specified markets by certain target dates, (2) evaluation and implementation of certain refinements to our quality management systems by certain target dates, (3) introduction of prototypes and delivery of production units of the Infinity 80 system by certain target dates, (4) development and implementation of certain sales and operational management systems by certain target dates and (5) achievement of certain metrics related to our working capital management.

Bonus Plan Funding

If the Financial Objectives were achieved at 100% of the bonus targets and all of the specified corporate goals were met, each employee participating in the bonus plan would be eligible to receive a bonus equal to a specified percentage of their base salary depending on an employee’s salary grade.

Under the 2011 bonus plan:

•	100% of the bonus target amount for the Revenue Objective was $258.9 million and in 2011, we achieved $277.6 million in total revenue.

•	100% of the bonus target amount for the Operating Margin Objective was 9% and in 2011, we achieved an 11.1% non-GAAP operating margin.

•	As a result of the achievement of the Revenue Objective and the Operating Margin Objective at these levels, the bonus pool was funded on a weighted curve at 125% of the target bonus pool.

•

With respect to the specified corporate goals, the Compensation Committee reviewed the various levels of achievement of the specified corporate goals and determined that the bonus funding would be reduced by 9% based on achievement of the goals related to the evaluation and implementation of certain refinements to our quality management systems by certain target dates, the partial achievement of the introduction of the Infinity 80 system by certain dates, the development and implementation of certain sales and operational management systems, and partial achievement of working capital metrics related to days sales outstanding, days payables outstanding and inventory turns.

•

Therefore, each executive officer received a bonus payment equal to 116% of their target bonus based on the bonus pool being funded at 125% of their target bonus for the achievement of the Financial Objectives, reduced by 9% as an adjustment for the various levels of achievement of the specified corporate goals.

Equity Incentives

We grant equity incentives in the form of stock options and restricted stock units, as determined by the Compensation Committee, to our executive officers to aid in their retention, to motivate them to assist us with the achievement of corporate strategic, financial and operational objectives and to align their interests with those of our shareholders by providing them with an equity stake. Because our executive officers are awarded stock options with an exercise price equal to 100% of the fair market value of our common stock on the date of grant, options will have value to our executive officers only if the market price of our common stock increases after the date of grant, creating a direct, meaningful link between shareholder value and the equity component of an executive officer’s individual compensation. Typically, our stock options vest over four years at a rate of 25% of the shares subject to the option vesting on the first anniversary of the grant date, and with respect to approximately 2.1% of the shares subject to the option vesting each month thereafter, and become exercisable as they vest.

We granted restricted stock units to our executive officers generally for the first time in 2010 and continued to do so in 2011. This decision is based, in part, upon the recommendation of Radford, its analysis that approximately 70% of our peer group companies grant restricted stock and/or restricted stock units, which are both considered full value equity, to their executive officers, and in order to carefully manage the equity burn rate of our equity incentive plan by providing our executive officers with equity incentive that results in less dilution to our shareholders. A restricted stock unit is a promise to issue shares of our common stock upon vesting, at no cost to the recipient, as opposed to an option grant, which requires payment of an exercise price. We generally granted restricted stock units to our executive officers using a 75% stock option to 25% restricted stock unit ratio, although the Compensation Committee may vary this ratio in its discretion, based on Radford’s analysis that, on average, our peer group companies grant options for 70% of their total equity grants and grant full value equity for 30% of their total equity grants. For purposes of determining the amount and mix of restricted stock units and stock options, we grant one restricted stock unit as equivalent to an option grant to purchase three shares of common stock, which enables us to carefully manage the equity burn rate of our equity incentive plan. Typically, our restricted stock unit grants vest over four years at a rate of 25% vesting on the first anniversary of the grant date, and with respect to 6.25% vesting each three months thereafter, and are settled in shares of our common stock within 30 days following the applicable date of vesting.

Additionally, our equity incentive plan requires that grants of restricted stock, restricted stock units, stock bonus awards and performance shares, collectively referred to as Full Value Equity Awards, with vesting or settlement restrictions, as applicable, based upon completion of performance goals, shall have a minimum one-year vesting or settlement restriction period and all other vesting or settlement restrictions, as applicable, for Full Value Equity Awards shall have a minimum three-year vesting or settlement restriction period, such minimum vesting or settlement restriction periods referred to as the Minimum Restriction Periods. However, we may grant Full Value Equity Awards without taking into account the Minimum Restriction Periods, so long as we do not grant more than 10% of the aggregate shares of common stock reserved and available for grant and issuance under the our equity incentive plan without the Minimum Restriction Periods.

The Compensation Committee has the authority to make equity grants to executive officers. In determining the appropriate size of equity grants, the Compensation Committee reviews market data, grants made to executive officers performing comparable functions for our peer group companies, the “in the money” as compared to “underwater” value of currently outstanding equity grants, the number of shares subject to currently outstanding equity grants that are vested as compared to unvested, and other relevant data supplied by Radford. In 2011, the Compensation Committee considered that shares subject to outstanding equity grants held by our executive officers were, in the aggregate, largely vested, so the Compensation Committee determined to make equity grants that were greater than the targeted 60th percentile level to ensure that the executive officers had an appropriate amount of equity subject to vesting as both a retention measure and to provide the appropriate level of incentive to executive officers to assist us with the achievement of corporate strategic, financial and operational objectives, which would increase the value of their equity grants.

For stock equity grants other than to executive officers, the Compensation Committee has delegated authority to make grants to an equity incentive committee consisting of two Board members, Mr. Bishop and Dr. Persing. Such grants must be made according to specific guidelines approved by the Compensation Committee based on salary grade and job level. The Compensation Committee generally reviews the scope of this grant of delegated authority and the specific guidelines each year, and did so at its regularly scheduled second quarter meeting in 2010 and again at its regularly scheduled first quarter meeting in 2011. The equity incentive committee may grant options and/or restricted stock units, at its discretion but within the specified guidelines, with each restricted stock unit at 1:3 ratio of the equity amount set forth in the specific guidelines. Option grants are granted with an exercise price equal to the fair market value on the date of grant. All equity grants are granted on the later of the employee’s start date (in the case of new hire grants) or the date of the meeting or action by written consent of the equity incentive committee.

Equity grants typically are granted to executive officers when the executive first joins us or in connection with a significant change in responsibilities. In addition, the Compensation Committee considers performance-based annual grants for executive officers taking into account such executive’s performance, comparable equity grants to executives in the market, input from Radford, including with respect to benchmarking against our peer group, and such executive’s “in the money” as compared to “underwater” value of outstanding equity grants and then-unvested equity position in determining whether to make a grant to an executive officer in a given year. The number of shares subject to each option and/or restricted stock units granted is within the discretion of the Compensation Committee based on such factors, as well as equity grant guidelines approved by the Compensation Committee. These guidelines are established based in part on a comparative market assessment performed by Radford.

The Compensation Committee grants equity incentives to our executive officers based, in part, on a review of analyses from Radford on the equity grants made by our peer group companies to executive officers calculated both as a percentage of our total outstanding shares and the grant date fair value of the equity grants, calculated pursuant to ASC 718 for option grants and calculated using our stock price on the date of grant for restricted stock units. The Compensation Committee considered the percentage ownership of the equity grants, the number of shares subject to currently outstanding equity grants that are vested as compared to unvested and grant date fair market value of the equity grants, when approving these grants to our executive officers.

The date on which an equity award is granted is the date specified in the resolutions of our Board, or applicable committee or sub-committee of our Board, in which the grant is approved. The grant date must fall on or after the date on which the resolutions are adopted by the Board, or applicable committee or sub-committee of our Board. For stock options, the exercise price is the closing sale price of our common stock on the grant date, as reported by NASDAQ. We do not have any program, plan or practice to time the grant of equity awards in coordination with the release of material non-public information. We typically make our performance-based annual equity grants to our current executive officers at the Compensation Committee’s regularly scheduled second quarter meeting, the date of which is scheduled months in advance. Grants to newly-hired employees are made as of the later of their employment start date and the date on which the grant is approved by our Board or applicable committee or sub-committee of our Board, and grants made in connection with promotions of current employees are made as of the later of the date that the promotion is approved and the date on which the grant is approved by our Board or applicable committee or sub-committee of our Board. We do not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

The Compensation Committee periodically reviews our equity usage. The Compensation Committee endeavors to ensure that our use of equity is comparable to the equity usage of other companies in our peer group, and for 2011 determined to continue using both stock options and restricted stock units, with restricted stock units considered as a 1:3 option equivalent, as equity incentives for new hires and ongoing performance grants to existing employees, with selected restricted stock grants used as special incentives.

Severance Agreements

Under the terms of our equity-based compensation plans and change-in-control agreements, our named executive officers are entitled to payments and benefits upon the occurrence of specified events, including termination of employment and in connection with a change-in-control of Cepheid. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of December 31, 2011, are described in detail in the section entitled “Potential Payments Upon Termination or Change of Control” below.

In the case of each change of control agreement, with the exception of certain severance provisions contained in our agreement with Mr. Bishop, the terms of the arrangements are standardized for our executives and are based solely on their employment grade level. The terms of our severance arrangement with Mr. Bishop were set through the course of arms-length negotiations with Mr. Bishop. When setting the terms of this arrangement, including the amounts payable and triggering events, the Compensation Committee discussed the terms of the same or similar arrangements for comparable executives employed by companies of similar size and complexity with which we compete for talent at the executive level.

These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in our industry. All of our change of control arrangements are “double trigger,” meaning that severance payments and acceleration of vesting of equity awards are not awarded upon a change of control unless, following the change of control, the executive’s employment is terminated or there is a significant diminution in the nature or scope of the executive’s authority, title, function or duties, a 10% reduction in the executive’s annual base salary or 25% reduction in his or her target bonus opportunity, or a required relocation beyond 50 miles from his or her current employment location, in each case, within 12 months following the transaction. In addition, Mr. Bishop is eligible to receive certain severance benefits, as described in detail below, upon a termination without cause in the absence of a change in control.

We believe the structure of our “double trigger” change of control arrangements protects shareholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any such change of control arrangements, our executives could be less motivated to pursue a potential acquisition even if such a transaction would benefit our shareholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. If we offered “single trigger” change of control arrangements, meaning that our executives would receive benefits upon an acquisition even if their employment was not terminated, we could become less attractive to potential acquirors, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive acceleration payments in connection with such a transaction and would no longer be required to continue employment to earn the remainder of their equity awards. We believe the “double trigger” structure strikes an appropriate balance between these alternatives because it motivates our executives to both pursue transactional opportunities that would provide the greatest benefit to shareholders, and to continue providing services to the surviving company following such a transaction, increasing our value to potential acquirers and, as a result, to our shareholders.

In the event that payments made under any of our change of control arrangements would be considered “parachute payments” and subject to excise taxes under Section 280G of the Internal Revenue Code, our change of control agreements provide that the executive officer may accept a lesser payment that would avoid triggering the accrual of this additional tax. We will not pay any “gross up” or additional amount to the executive to offset the impact of the excise tax under 280G.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, our employee stock purchase plan and our 401(k) plan, for which we offer matching of employee contributions, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at our peer group companies. We do not provide pension arrangements or similar benefits to our executives or employees other than our 401(k) plan. Certain of our named executive officers receive reimbursement for housing or commuting costs, as described further below.

Details of Compensation Paid to our Named Executive Officers

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “—Compensation Objectives” and “—Components of Compensation.” A description of the application of those policies and practices to each of the named executive officers for the year ended December 31, 2011 is set forth below.

Chief Executive Officer

As our Chief Executive Officer, John L. Bishop is the general manager of our entire business and is responsible for overseeing all of our corporate functions and directing our management team to achieve our strategic, financial and operating goals. Working in concert with our Board of Directors, our Chief Executive Officer formulates current and long-term strategic company plans and objectives. He also represents Cepheid to the investment community. The Compensation Committee determines compensation for our Chief Executive Officer using the same factors it uses for other executives. In assessing the compensation paid to our Chief Executive Officer, the Compensation Committee relies on both information from selected benchmarks and its judgment with respect to the factors described above.

Mr. Bishop’s total compensation for fiscal 2011 was $4,576,225, which includes $3,349,515 of equity award compensation calculated at an aggregate grant date fair value under ASC 718. In the view of the Compensation Committee, Mr. Bishop’s compensation is commensurate with the extensive scope of his responsibilities, the current market for executive talent, particularly chief executive officers, the results of a benchmarking analysis, and input from Radford, our independent compensation consultant.

Base Salary. In April 2011, the Compensation Committee approved an increase in Mr. Bishop’s base salary to $575,000 in 2011, reflecting a $25,000 increase from 2010, with the increased base salary effective May 2, 2011. As a result of the base salary increase during the year, Mr. Bishop received $566,827 in base salary in 2011. Mr. Bishop’s base salary of $575,000 was between the 50th and 60th percentile levels and Mr. Bishop’s base salary and housing allowance (discussed below), in the aggregate, were at approximately the 60th percentile level of base salaries paid to chief executive officers at our peer group companies.

Cash Incentive. For fiscal year 2011, Mr. Bishop was awarded cash incentive compensation of $500,250, representing 88% of his annual base salary for 2011, or 116% of his target bonus of 75% of his base salary. This bonus was based entirely upon Cepheid’s achievement of its financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In April 2011, the Compensation Committee approved the grant to Mr. Bishop of an option to purchase 180,000 shares of our common stock and 25,000 restricted stock units. These grants were made pursuant to our 2006 Equity Incentive Plan. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance vesting in equal quarterly installments over the following three years. These equity grants were just above the 60th percentile level, when reviewing the percentage of ownership analysis, and at approximately the 50th percentile level, when reviewing the grant date fair value analysis, of equity grants to chief executive officers at peer group companies. The Compensation Committee approved these grants in April 2011 based on Mr. Bishop’s performance and to continue to incentivize his future performance and drive returns for our shareholders, as well as upon a review of competitive equity incentive data for chief executive officers of our peer group companies. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria, consistent with the targeted 50th percentile level described in “Compensation Objectives.”

Other Compensation. As part of his employment agreement, we rent a one-bedroom corporate apartment for Mr. Bishop near our headquarters, and reimburse his commuting expenses to and from his permanent home in Chicago, Illinois to the San Francisco Bay Area. In 2011, these housing and commuting expenses totaled $52,600. We agreed to provide these benefits to Mr. Bishop as the Compensation Committee believed that it was necessary to retain Mr. Bishop’s services in light of the fact that his permanent residence is outside of the San Francisco Bay Area. The Compensation Committee considered the value of this additional compensation in evaluating Mr. Bishop’s total compensation package.

Senior Vice President, Chief Financial Officer

As our Senior Vice President and Chief Financial Officer, Andrew D. Miller is responsible for financial budgeting and planning, financial accounting, financial and treasury operations, investor relations and tax management. In January 2012, Mr. Miller was promoted to Executive Vice President and Chief Financial Officer. In 2011, Mr. Miller received aggregate cash and equity compensation of $1,236,660, which includes $656,418 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below.

Base Salary. In April 2011, the Compensation Committee approved an increase in Mr. Miller’s base salary to $406,000 in 2011, reflecting a $16,000 increase from 2010, with the increased base salary effective May 2, 2011. As a result of the base salary increase during the year, Mr. Miller received $400,942 in base salary in 2011. Mr. Miller’s base salary of $406,000 was higher than the 75th percentile level of base salaries paid to chief financial officers at our peer group companies. The Compensation Committee determined that this increase was appropriate given Mr. Miller’s performance and the extremely competitive market for qualified chief financial officers among our peer group companies and companies outside our industry.

Cash Incentive. Mr. Miller was awarded cash incentive compensation of $176,610, representing 44% of his annual base salary for 2011, or 116% of his target bonus of 37.5% of his base salary. This bonus was based entirely upon our achievement of the financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In April 2011, Mr. Miller was granted an option to purchase 36,000 shares of our common stock and 4,000 restricted stock units. These grants were made pursuant to our 2006 Equity Incentive Plan. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance vesting in equal quarterly installments over the following three years. The Compensation Committee approved these equity grants based upon Mr. Miller’s performance, the value of his existing vested equity as compared to unvested equity and to ensure that his compensation remained competitive with that of comparably situated executives in our peer group. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria, even though above the targeted 60th percentile level described in “—Compensation Objectives” because the grant date fair value used in calculating the equity grants was higher than the average stock price for our peer group companies.

Executive Vice President, Worldwide Commercial Operations

As our Executive Vice President, Worldwide Commercial Operations, Mr. Arnold is responsible for leading our global sales and marketing organization, including managing our marketing programs, our direct sales force and our relationships with distribution partners around the world. In 2011, Mr. Arnold received aggregate cash and equity compensation of $1,228,771, which includes $656,418 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below.

Base Salary. In April 2011, the Compensation Committee approved an increase in Mr. Arnold’s base salary to $355,400 in 2011, reflecting a $25,400 increase from 2010, with the increased base salary effective May 2, 2011. As a result of the base salary increase during the year, Mr. Arnold received $352,000 in base salary in 2011. Mr. Arnold’s base salary of $355,400 was at approximately the 60th percentile level and Mr. Arnold’s base salary and housing allowance (discussed below), in the aggregate, were greater than the 75th percentile of base salaries paid to top marketing and sales executives at our peer group companies. The Compensation Committee determined that this increase was appropriate given Mr. Arnold’s performance and the extremely competitive market for qualified commercial operations officers among our peer group companies.

Cash Incentive. Mr. Arnold was awarded cash incentive compensation of $175,212, representing 50% of his annual base salary for 2011, or 116% of his target bonus of 42.5% of his base salary. This bonus was based entirely upon Cepheid’s achievement of its financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In April 2011, Mr. Arnold was granted an option to purchase 36,000 shares of our common stock and 4,000 restricted stock units. These grants were made pursuant to our 2006 Equity Incentive Plan. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance vesting in equal quarterly installments over the following three years. The Compensation Committee approved these equity grants on the basis of Mr. Arnold’s performance, the value of his existing vested as compared to unvested equity and to ensure that his compensation remained competitive with that of comparably situated executives in our peer group. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria, even though above the targeted 60th percentile level described in “—Compensation Objectives” because the grant date fair value used in calculating the equity grants was higher than the average stock price for our peer group companies.

Other Compensation. In 2011, Mr. Arnold received an aggregate housing allowance of $42,000 to assist in defraying the cost of living in the San Francisco Bay Area. The members of the Compensation Committee agreed to pay this amount to Mr. Arnold because they believed it was necessary to retain his services and incentivize his residing close to our headquarters, where our primary sales and operations departments are located. The Compensation Committee considered the value of this additional compensation in evaluating Mr. Arnold’s total compensation package.

Executive Vice President, Chief Medical and Technology Officer

As our Executive Vice President, Chief Medical and Technology Officer, David H. Persing oversees our research and development programs, including our diagnostic target selection and validation, our advanced reagent development team in Bothell, Washington, our research and development operations in Bromma, Sweden, our microRNA research operations in Toulouse, France, and our scientific advisory board. These operations are essential to our development of new products and to expanding the applications of our existing products. In 2011, Dr. Persing received aggregate cash and equity compensation of $1,446,102, which includes $793,161 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below.

Base Salary. In April 2011, the Compensation Committee approved an increase in Dr. Persing’s base salary to $414,500 in 2011, reflecting a $15,900 increase from 2010, with the increased base salary effective May 2, 2011. As a result of the base salary increase during the year, Dr. Persing received $409,302 in base salary in 2011. Dr. Persing’s base salary of $414,500 was slightly lower than the 75th percentile level and Dr. Persing’s base salary and housing allowance (discussed below), in the aggregate, were greater than the 75th percentile of base salaries paid to chief medical officers at our peer group companies. The Compensation Committee determined that this increase was appropriate given Dr. Persing’s performance and the extremely competitive market for qualified chief medical officers among our peer group companies.

Cash Incentive. Dr. Persing was awarded cash incentive compensation of $204,349, representing 50% of his annual base salary for 2011, or 116% of his target bonus of 42.5% of his base salary. This bonus was based entirely upon Cepheid’s achievement of its financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In April 2011, Dr. Persing was granted an option to purchase 43,500 shares of our common stock and 4,833 restricted stock units. These grants were made pursuant to our 2006 Equity Incentive Plan. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance vesting in equal quarterly installments over the following three years. The Compensation Committee approved these equity grants on the basis of Dr. Persing’s performance, the value of his existing vested as compared to unvested equity and to ensure that his compensation remained competitive with that of comparably situated executives in our peer group. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria, even though above the targeted 60th percentile level described in “—Compensation Objectives” because the grant date fair value used in calculating the equity grants was higher than the average stock price for our peer group companies.

Other Compensation. In 2011, Dr. Persing received an aggregate housing allowance of $36,000 to assist in defraying the cost of living in the San Francisco Bay Area. The members of the Compensation Committee agreed to pay this amount to Dr. Persing because they believed it was necessary to retain his services and incentivize his residing close to our headquarters and major research and development facility. The Compensation Committee considered the value of this additional compensation in evaluating Dr. Persing’s total compensation package.

Executive Vice President, Chief Operating Officer

As our Executive Vice President, Chief Operating Officer, Humberto Reyes is responsible for overseeing our worldwide operations, including engineering, manufacturing, systems integration, supply chain management and information technology. In benchmarking Mr. Reyes to comparable executive officers at our peer group companies, we benchmark Mr. Reyes to both top operations executives and chief operating officers based on his responsibilities compared to the job responsibilities for top operations executives and chief operating officers at our peer group companies. In 2011, Mr. Reyes received aggregate cash and equity compensation of $1,413,725, which includes $820,523 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below.

Base Salary. In April 2011, the Compensation Committee approved an increase in Mr. Reyes’ base salary to $400,000 in 2011, reflecting a $30,000 increase from 2010, with the increased base salary effective May 2, 2011. As a result of the base salary increase during the year, Mr. Reyes received $390,192 in base salary in 2011. Mr. Reyes’ base salary of $400,000 was higher than the 75th percentile level of base salaries paid to the top operations executive at our peer group companies and approximately equal to the 50th percentile level of base salaries paid to chief operating officers at our peer group companies. The Compensation Committee determined that this increase was appropriate given Mr. Reyes’ performance and the extremely competitive market for qualified chief operating officers among our peer group companies. Because Mr. Reyes’ responsibilities compare to those of both the senior operations officer and chief operating officer at different companies in our peer group, we benchmark his compensation against both groups of comparable executives. Chief operating officers, who generally receive higher compensation than the senior operations officers that are not chief operating officers, also direct the sales function at many of these companies; Mr. Reyes does not have this additional responsibility at Cepheid.

Cash Incentive. Mr. Reyes was awarded cash incentive compensation of $197,200, representing 50% of his annual base salary for 2011, or 116% of his target bonus of 42.5% of his base salary. This bonus was based entirely upon Cepheid’s achievement of its financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In April 2011, Mr. Reyes was granted an option to purchase 45,000 shares of our common stock and 5,000 restricted stock units. These grants were made pursuant to our 2006 Equity

Incentive Plan. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance vesting in equal quarterly installments over the following three years. The Compensation Committee approved these equity grants in consideration of Mr. Reyes’ performance, the value of his existing vested as compared to unvested equity, to ensure that his compensation remained competitive with that of comparably situated executives in our peer group. These equity grants are more than the 75th percentile level of annual equity grants to top operations executives at our peer group companies and between the 25th and 50th percentile levels of annual option grants to chief operating officers at our peer group companies. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria, even though above the targeted 60th percentile level described in “Compensation Objectives” because the grant date fair value used in calculating the equity grants was higher than the average stock price for our peer group companies.

Material Terms of Employment Agreements

John L. Bishop. In January 2007 we entered into a new employment agreement with Mr. Bishop. The employment agreement provided for an initial base salary of $450,000, to be reviewed annually and which has since been increased by the Compensation Committee as described above, and a target bonus of at least 40% of his base salary, which has since been increased by the Compensation Committee as described above, determined by the degree of achievement of certain performance goals and objectives to be determined by the Compensation Committee. We pay for Mr. Bishop’s housing in the San Francisco Bay Area and for commuting expenses for travel between his permanent home in Chicago, Illinois and Sunnyvale, California.

Other than following a change of control event, upon Mr. Bishop’s termination other than for cause, as defined below, or upon a constructive termination, Mr. Bishop is entitled to receive a lump sum payment equal to twelve months of his then current base salary and a prorated portion of his target cash bonus for the year of termination, accelerated vesting of 50% of his then unvested stock options and restricted shares, and twelve months of paid COBRA health insurance premiums.

If Mr. Bishop is terminated without cause or he is constructively terminated within one year following a change of control event, Mr. Bishop is entitled to receive a lump sum payment equal to 24 months of his then current base salary and full target cash bonus for the year of termination, accelerated vesting of all of his then unvested stock options and restricted shares, and 24 months of paid COBRA health insurance premiums.

For purposes of Mr. Bishop’s employment agreement, cause means:

•	a failure to perform his duties after notice and an opportunity to cure;

•	misconduct injurious to us;

•	a conviction of, or a guilty or no contest plea to, a felony charge;

•	acts of fraud against us, misappropriation of our property or dishonesty affecting our business or affairs;

•	a breach of any agreement with us, including those regarding confidentiality and proprietary information; or

•	a failure or refusal to carry out the reasonable directives of Cepheid, following notice and an opportunity to cure.

Constructive termination, as defined in Mr. Bishop’s employment agreement, means Mr. Bishop’s voluntary termination of his employment with us due to:

•	a significant reduction in the nature or scope of his authority, title, function or duties;

•	a reduction in his base salary of 10% or more or in his target bonus opportunity of 25% or more, in each case subject to certain exceptions;

•	our material breach of his employment agreement;

•	a forced relocation of his primary workplace; or

•	the failure of any successor of Cepheid to assume his employment agreement;

contingent, in each case, upon Mr. Bishop providing us with notice and an opportunity to cure after he determines that one of the foregoing conditions has occurred. If payments made under this agreement would trigger the accrual of excise tax pursuant to Section 280G of the Code, Mr. Bishop has the option of accepting a lesser payment that would avoid incurring this additional tax. We will not pay any “gross up,” or additional amount to Mr. Bishop to offset the impact of the excise tax under 280G.

Andrew D. Miller. We entered into an employment offer letter with Mr. Miller, our Senior Vice President, Chief Financial Officer, in February 2008. Under the terms of the offer letter, Mr. Miller received an annual base salary of $375,000 in 2008, which has since been increased by the Compensation Committee as described above, and was guaranteed a 2008 cash bonus of 35% of his base salary, prorated for the portion of 2008 during which he was employed by us, equal to $93,949. In 2009 and beyond, the offer letter provides that he will be eligible to receive a cash bonus of up to 35% of his base salary. In addition, the offer letter provided Mr. Miller with an option to purchase 200,000 shares of Cepheid’s common stock at an exercise price equal to the closing fair market value of such common stock on his first day of employment with us in April 2008. We also entered into a change of control and severance agreement with Mr. Miller that is described below.

Nicolaas Arnold. We entered into an employment offer letter with Mr. Arnold, our Executive Vice President, Worldwide Commercial Operations, in September 2009. Under the offer letter, Mr. Arnold received an annual salary of $325,000, which has since been increased by the Compensation Committee as described above, and was granted an option to purchase 200,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the first date of employment. In 2010 and beyond, the offer letter provides that he will be eligible to receive a cash bonus of up to 40% of his base salary. We also entered into a change of control and severance agreement with Mr. Arnold that is described below.

David H. Persing. We entered into an employment offer letter with Dr. Persing, our Executive Vice President and Chief Medical and Technology Officer, in July 2005. Under the offer letter, Dr. Persing received an annual salary of $350,000, which has since been increased by the Compensation Committee as described above, and was granted an option to purchase 350,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. Pursuant to the offer letter, he is eligible to receive an annual bonus equal to up to 35% of his base annual salary. Dr. Persing also receives a housing allowance. Dr. Persing received a bonus of $50,000 for signing the employment contract. We also entered into a change of control and severance agreement with Dr. Persing that is described below.

Humberto Reyes. We entered into an employment offer letter with Mr. Reyes, our Executive Vice President, Chief Operating Officer, in November 2004. Under the offer letter, Mr. Reyes received an annual salary of $250,000, which has since been increased by the Compensation Committee as described above, and was granted an option to purchase 135,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the first date of employment. We also entered into a change of control and severance agreement with Mr. Reyes that is described below.

Change of Control Retention and Severance Agreements for Andrew Miller, Nicolaas Arnold, David Persing and Humberto Reyes. We entered into change of control retention and severance agreements with Dr. Persing in November 2008, Messrs. Miller and Reyes in December 2008 and Mr. Arnold in September 2009, each as amended in April 2010. Under these agreements, if either a termination of employment by us other than for cause, or a termination by the executive following a diminution of responsibilities, occurs within one year of a change of control event, Mr. Miller will receive a lump sum payment equal to 15 months’ base salary, and Dr. Persing and

Messrs. Arnold and Reyes will receive a lump sum payment equal to 18 months’ base salary. All outstanding shares and equity awards held by such person prior to the change of control event will become fully vested and exercisable and any outstanding equity awards that are subject to a right of repurchase, right of forfeiture or similar right shall be released from such right and shall be fully vested. The change of control retention and severance agreements also provide that each will receive a payment equal to 100% of the targeted incentive bonus amount for the year in which he was terminated. We believe this provision is necessary in order to keep our executives focused on achieving the key financial and strategic objectives to which the bonuses are connected during the pendency of and following a change of control transaction following which they may be terminated. The change of control retention and severance agreements further provide that a change of control event includes a change in the makeup of our board of directors, such that incumbent directors no longer constitute a majority of the directors, which we believe is necessary in light of the increasing prevalence of hostile takeover transactions, and the significant management distraction that would result should such a potential transaction occur, following which our executive officers could be terminated.

Cause is defined in the amended and restated change of control retention and severance agreements to mean:

•	failure to perform any reasonable and lawful duty of such executive’s position or failure to follow the lawful written directions of the Chief Executive Officer;

•	commission of an act that constitutes misconduct and is injurious to Cepheid or any subsidiary;

•	conviction of, or pleading “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

•	commission of an act of fraud against, or the misappropriation of property belonging to, Cepheid or any subsidiary;

•	commission of an act of dishonesty in connection with such executive’s responsibilities as an employee and affecting the business or affairs of Cepheid;

•	breach of any confidentiality, proprietary information or other agreement with Cepheid or any subsidiary; or

•	failure or refusal to carry out reasonable directives of Cepheid.

Diminution of responsibilities is defined in the amended and restated change of control retention and severance agreements to mean:

•	a significant reduction in the nature or scope of authority, title, function or duties in effect immediately prior to the change of control;

•	a reduction in base salary of 10% or more or in target bonus opportunity of 25% or more, in each case subject to certain exceptions;

•	our material breach of such executive’s amended and restated change of control retention and severance agreement;

•	a forced relocation of such executive’s primary office in excess of fifty miles of that executive’s office immediately prior to the change of control; or

•	the failure of any successor of Cepheid to assume amended and restated change of control retention and severance agreement.

In the event that payments made under these agreements would be considered “parachute payments” and subject to excise taxes under Section 280G of the Internal Revenue Code, each executive officer has the option of accepting a lesser payment that would avoid triggering the accrual of this additional tax. We will not pay any “gross up,” or additional amount, to the executive to offset the impact of the excise tax under 280G.

Prohibition on Equity Hedging Transactions

We have a policy prohibiting members of our board of directors, executive officers, employees or consultants from engaging in transactions in put options, call options or other derivative securities, or engaging in any other forms of hedging transactions, such as collars or forward sale contracts, with regard to our securities.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Cepheid has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Dean O. Morton, Chair

Robert J. Easton

Hollings C. Renton

SUMMARY OF EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2009, 2010 and 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)

John L. Bishop, Chief Executive Officer and Director	2011	566,827	—	787,125	2,652,390	500,250	(2)	69,634	(3)	4,576,225
	2010	537,500	—	409,400	1,694,543	330,000		58,399		3,029,842
	2009	500,000	—	—	546,744	217,500		50,347		1,314,591

Andrew D. Miller, Senior Vice President, Chief Financial Officer	2011	400,942	—	125,940	530,478	176,610	(2)	2,690		1,236,660
	2010	387,981	—	409,400	377,641	136,500		2,690		1,314,212
	2009	375,000	—	—	198,816	114,188		2,467		690,471

Nicolaas Arnold, Executive Vice President, Worldwide Commercial Operations	2011	352,000	—	125,940	530,478	175,212	(2)	45,141	(4)	1,228,771
	2010	340,961	—	112,585	—	138,000		45,141		636,687
	2009	70,000	—	—	1,768,060	—		37,510		1,875,570

David H. Persing, Executive Vice President, Chief Medical and Technology Officer and Director	2011	409,302	—	152,167	640,994	204,349	(2)	39,290	(5)	1,446,102
	2010	397,785	—	110,886	472,051	159,440		24,942		1,165,104
	2009	387,000	—	—	323,076	117,842		38,717		866,635

Humberto Reyes, Executive Vice President, Chief Operating Officer	2011	390,192	—	157,425	663,098	197,200	(2)	5,810		1,413,725
	2010	365,150	—	110,886	472,051	148,000		5,810		1,101,897
	2009	347,000	—	—	323,076	105,661		4,056		779,793

(1)	The amounts in this column represent the grant date fair value of these awards, without reflecting forfeitures, computed in accordance with ASC 718 of all awards to the named executive officer. The calculation of the grant date fair value in accordance with ASC 718 takes into account expected volatility, which is a measure of the amount by which the our stock price is expected to fluctuate during the term of the options. The expected volatility of our stock price is high relative to similarly situated companies, which has the effect of increasing the grant date fair value of these awards. For a discussion of the assumptions used in determining the fair value of stock and option awards in the above table, see footnote 8, “Shareholders’ Equity–Stock-Based Compensation,” of the Notes to Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 15, 2012.
(2)	Represents amount payable for 2011 pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in December 2010 that was paid in 2012.

(3)	Consists of reimbursement of commuting and housing expenses in the amount of $63,823, payment of a group term life insurance premium in the amount of $3,810 and a contribution of $2,000 to Mr. Bishop’s 401(k) plan.
(4)	Consists of reimbursement of commuting and housing expenses in the amount of $42,000, payment of a group term life insurance premium in the amount of $1,141 and a contribution of $2,000 to Mr. Arnold’s 401(k) plan.
(5)	Consists of reimbursement of commuting and housing expenses in the amount of $36,000, payment of a group term life insurance premium in the amount of $1,290 and a contribution of $2,000 to Dr. Persing’s 401(k) plan.

2011 Grants of Plan-Based Awards Table

The table below summarizes grants made to each of our named executive officers for the fiscal year ended December 31, 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other: Option Awards: Number of Shares Underlying Options (#) (3)	Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards($) (4)
John L. Bishop	N/A	215,625	431,250	646,875	—	—	—	—
	4/25/2011	—	—	—	—	180,000	31.49	$2,652,390
	4/25/2011	—	—	—	25,000	—	—	$787,125
Andrew D. Miller	N/A	76,125	152,250	228,375	—	—	—	—
	4/25/2011	—	—	—	—	36,000	31.49	$530,478
	4/25/2011	—	—	—	4,000	—	—	$125,940
Nicolaas Arnold	N/A	75,522	151,045	226,658	—	—	—	—
	4/25/2011	—	—	—	—	36,000	31.49	$530,478
	4/25/2011	—	—	—	4,000	—	—	$125,940
David H. Persing	N/A	88,081	176,163	264,244	—	—	—	—
	4/25/2011	—	—	—	—	43,500	31.49	$640,994
	4/25/2011	—	—	—	4,833	—	—	$152,167
Humberto Reyes	N/A	85,000	170,000	255,000	—	—	—	—
	4/25/2011				—	45,000	31.49	$663,098
	4/25/2011				5,000	—	—	$157,425

(1)	Represents threshold, target and maximum possible payments pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in December 2010.
(2)	Number of restricted stock units granted under Cepheid’s 2006 Equity Incentive Plan.
(3)	Number of shares underlying stock option grant made under Cepheid’s 2006 Equity Incentive Plan.
(4)	The amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718 of all awards to the named executive officer in 2011. The calculation of the grant date fair value in accordance with ASC 718 takes into account expected volatility, which is a measure of the amount by which the our stock price is expected to fluctuate during the term of the options. The expected volatility of our stock price is high relative to similarly situated companies, which has the effect of increasing the grant date fair value of these awards.

2011 Outstanding Equity Awards at Fiscal Year-End

The table below summarizes outstanding equity awards held by each of our named executive officers at December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John L. Bishop	—	—		—	—	25,000	(1)	860,125
	—	—		—	—	12,500	(2)	430,125
	—	180,000	(3)	31.49	4/25/2018	—		—
	72,916	102,084	(4)	20.47	4/29/2017	—		—
	73,333	36,667	(5)	8.43	4/28/2016	—		—
	114,583	10,417	(6)	19.85	4/24/2015	—		—
	150,000	—	(7)	11.94	4/25/2014	—		—
	200,000	—	(7)	9.18	4/27/2013	—		—
	50,000	—	(7)	9.08	4/27/2015	—		—
	200,000	—	(7)	7.35	4/29/2014	—		—
	6,887	—	(7)	3.61	4/12/2012	—		—
Andrew D. Miller	—	—		—	—	4,000	(1)	137,640
	—	—		—	—	12,500	(2)	430,125
	—	36,000	(3)	31.49	4/25/2018
	4,875	22,750	(4)	20.47	4/29/2017	—		—
	6,666	13,334	(5)	8.43	4/28/2016	—		—
	44,708	16,667	(8)	21.00	4/14/2015	—		—
Nicolaas Arnold	—	—		—	—	4,000	(1)	137,640
	—	—		—	—	3,438	(2)	118,302
	—	36,000	(3)	31.49	4/25/2018
	78,333	91,667	(9)	14.93	10/13/2016
David H. Persing	—	—		—	—	4,833	(1)	166,303
	—	—		—	—	3,385	(2)	116,478
	—	43,500	(3)	31.49	4/25/2018	—		—
	20,312	28,438	(4)	20.47	4/29/2017	—		—
	43,333	21,667	(5)	8.43	4/28/2016	—		—
	68,750	6,250	(6)	19.85	4/24/2015	—		—
	60,000	—	(7)	11.94	4/25/2014	—		—
	31,750	—	(7)	7.38	8/29/2015	—		—
	50,000	—	(7)	7.38	8/29/2015	—		—
	5,000	—	(7)	7.35	4/29/2014	—		—
Humberto Reyes	—	—		—	—	5,000	(1)	172,050
	—	—		—	—	3,385	(2)	116,477
	—	45,000	(3)	31.49	4/25/2018	—		—
	20,312	28,438	(4)	20.47	4/29/2017	—		—
	43,333	21,667	(5)	8.43	4/28/2016	—		—
	68,750	6,250	(6)	19.85	4/24/2015	—		—

(1)	Restricted stock units vested as to 1/4th of the restricted stock units on April 29, 2012 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 29, 2015.

(2)	Restricted stock units vested as to 1/4th of the restricted stock units on April 29, 2011 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 29, 2014.
(3)	Option vested as to 1/4th of the shares of common stock underlying it on April 25, 2012 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 29, 2015.
(4)	Option vested as to 1/4th of the shares of common stock underlying it on April 29, 2011 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 29, 2014.
(5)	Option vests as to 1/4th of the shares of common stock underlying it on April 28, 2010 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 28, 2013.
(6)	Option vests as to 1/4th of the shares of common stock underlying it on April 24, 2009 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 24, 2012.
(7)	Fully vested option.
(8)	Option vests as to 1/4th of the shares of common stock underlying it on April 14, 2009 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 14, 2012.
(9)	Option vests as to 1/4th of the shares of common stock underlying it on October 13, 2011 and as to 1/48th of the underlying shares monthly thereafter until fully vested on October 13, 2014.

2011 Option Exercises and Stock Vested

The table below summarizes the stock option exercises and stock awards vested for each of our named executive officers for the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John L. Bishop	300,000	$8,736,371	7,500	$256,113
Andrew D. Miller	160,000	$2,429,127	7,500	$256,113
Nicolaas Arnold	30,000	$679,902	2,062	$70,412
David H. Persing	140,000	$3,118,364	2.032	$69,388
Humberto Reyes	325,000	$9,809,698	2,032	$69,388

Potential Payments upon Termination or Change-in-Control

The following table summarizes the potential payments and benefits payable to each of our named executive officers upon termination of employment or a change in our control under each situation listed below, assuming, in each situation, that our named executive officers were terminated on December 31, 2011. For descriptions of the agreements pursuant to which these payments may be made, please see the section above entitled “Material Terms of Employment Agreements.”

	Voluntary termination or termination for cause ($)	Not within 1 year of a change of control				Within 1 year of a change of control
Executive benefits and payments upon termination:		Termination other than for cause ($)		Constructive termination ($)		Termination other than for cause ($)		Constructive termination ($)		Death ($)	Disability ($)
John L. Bishop:
Base salary	—	575,000		575,000		1,150,000		1,150,000		—	—
Bonus	—		(2)		(2)	431,250		431,250		—	—
Medical continuation	—		(3)		(3)		(4)		(4)	—	—
Value of accelerated equity grants(1)	—	2,172,103		2,172,103		4,344,206		4,344,206		—	—
Andrew D. Miller:
Base salary	—	—		—		507,500		507,500		—	—
Bonus	—	—		—		152,250		152,250		—	—
Medical continuation	—	—		—						—	—
Value of accelerated equity grants(1)	—	—		—		1,560,122		1,560,122		—	—
Nicolaas Arnold:
Base salary	—	—		—		533,100		533,100		—	—
Bonus	—	—		—		151,045		151,045		—	—
Medical continuation	—	—		—						—	—
Value of accelerated equity grants(1)	—	—		—		2,146,915		2,146,915		—	—
David H. Persing:
Base salary	—	—		—		621,750		621,750		—	—
Bonus	—	—		—		176,163		176,163		—	—
Medical continuation	—	—		—						—	—
Value of accelerated equity grants(1)	—	—		—		1,460,353		1,460,353		—	—
Humberto Reyes:
Base salary	—	—		—		600,000		600,000		—	—
Bonus	—	—		—		170,000		170,000		—	—
Medical continuation	—	—		—						—	—
Value of accelerated equity grants(1)	—	—		—		1,470,487		1,470,487		—	—

(1)	Calculated based on the closing price of Cepheid’s common stock of $34.41 on December 30, 2011, the last business day of our most recently completed fiscal year, multiplied by the number of shares subject to outstanding equity awards, less, in the case of outstanding options, the aggregate exercise price of the option.
(2)	Mr. Bishop would receive a pro-rated portion of his target (50%) cash bonus for the year of termination.
(3)	Mr. Bishop would be entitled to receive 12 months of COBRA health insurance premiums.
(4)	Mr. Bishop would be entitled to receive 24 months of COBRA health insurance premiums.

Accounting and Tax Implications of Our Compensation Policies

We account for equity compensation granted to our employees under Financial Accounting Standards Board, Accounting Standards Codification 718 “Compensation-Stock Compensation,” or ASC 718, which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, grants of restricted stock unit awards and restricted stock, if applicable, that are not subject to performance vesting and are not intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, may not be fully deductible by us at the time the award is otherwise taxable to employees.

Under Section 162(m) of the Code, we may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and our other named executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based,” under Section 162(m) we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year, subject to certain conditions. The Compensation Committee generally seeks to structure compensation amounts and equity plans that meet the deductibility requirements under Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns. In addition, the Compensation Committee cannot ensure that compensation intended to qualify for deductibility under Section 162(m) will in fact be deductible because (1) a number of requirements must be satisfied in order for the compensation to qualify, and (2) uncertainties as to the application and interpretation surrounding this section currently exist. Also, the Compensation Committee takes into account whether components of our compensation will be adversely impacted by the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A so as to avoid such potential adverse tax consequences.

Risks from Compensation Policies and Practices

The Compensation Committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. As part of this review, the Compensation Committee engaged Radford to deliver a report and assist with risk assessment of our compensation policies and programs. Based on the Compensation Committee’s review of our compensation policies and practices and Radford’s report, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.

RELATED PERSON TRANSACTION POLICY

It is our practice to review all transactions with related parties (referred to herein as “related party transactions”) as they arise. Related parties are identified by our finance, accounts payable and legal departments, who, among other things, review questionnaires submitted to our directors and officers on an annual basis and monitor Schedule 13Ds and 13Gs filed with the SEC. Pursuant to its written charter, the Audit Committee reviews the fairness of any proposed material transactions with related parties, with the exception of transactions that are reviewed by the Compensation Committee, and makes recommendations thereon to our Board of Directors. Any other related party transaction is reviewed by either our general counsel, outside legal counsel, or Chief Financial Officer, who examine, among other things, the approximate dollar value of the transaction and the material facts surrounding the related party’s interest in, or relationship to, the related party transaction.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Cepheid under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee Cepheid’s financial, accounting, and reporting processes, Cepheid’s system of internal accounting and financial controls, the audit process, and our independent auditor’s qualifications, independence and performance. In furtherance of this purpose, the Audit Committee shall, among other things:

•	monitor the integrity of Cepheid’s financial statements;

•	review Cepheid’s major risk exposures and the steps taken by management to monitor or address such exposures;

•

monitor the periodic reviews of Cepheid’s accounting and financial reporting process and systems of internal control that are conducted by Cepheid’s independent registered public accounting firm and Cepheid’s financial and senior management;

•

review and evaluate the independence, judgment, and performance of Cepheid’s independent registered public accounting firm, approve all audit and non-audit services to be performed by the independent registered public accounting firm, including a review of the overall scope, planning, and staffing of such services, and select, oversee and compensate Cepheid’s independent registered public accounting firm; and

•	hire the independent registered public accounting firm, evaluate the independent registered public accounting firm and, where appropriate, replace the independent registered public accounting firm.

Each of the members of the Audit Committee meets the independence and financial experience requirements of the Securities and Exchange Commission and the listing standards of the NASDAQ Global Market. Thomas D. Brown, Cristina H. Kepner and Dean O. Morton are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission. Further, each member of the Audit Committee does not participate in the preparation of Cepheid’s financial statements, and has not so participated at any time during the past three years.

Management has the primary responsibility for the system of internal controls and the financial reporting process, and for the preparation of financial statements in accordance with generally accepted accounting principles and the provision of all required certifications relating to those financial statements. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.

In this context and in connection with the audited financial statements contained in Cepheid’s Annual Report on Form 10-K, the Audit Committee:

•	reviewed and discussed the audited financial statements with Cepheid’s management;

•

discussed with Ernst & Young LLP, Cepheid’s independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard AU 380 (“The Auditors Communications With Those Charged With Governance”) and Rule 2-07 of SEC Regulation S-X (“Communications With Audit Committees”);

•

reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (“Communication with Audit Committees Concerning Independence”) and has discussed with the Ernst & Young LLP its independence of Cepheid;

•

based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in Cepheid’s 2011 Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission; and

•	instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

In addition, the Audit Committee selected Ernst & Young LLP as Cepheid’s independent registered public accounting firm for our fiscal year ending December 31, 2012.

AUDIT COMMITTEE

Cristina H. Kepner, Chair

Thomas D. Brown

Dean O. Morton

SHAREHOLDER PROPOSALS

The deadline for submitting a shareholder proposal for inclusion in Cepheid’s proxy statement and form of proxy for our 2013 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is November 16, 2012. Submissions must be received by Cepheid at our principal executive offices. Shareholders wishing to submit proposals or director nominations that are not to be included in our proxy statement and form of proxy must do so in accordance with our bylaws and no later than December 28, 2012. Any submissions not received in the manner described above will not be considered.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires Cepheid’s directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were timely met during our most recent fiscal year, except as follows: each of Nicolaas Arnold, John L. Bishop, Russell K. Enns, Andrew D. Miller, David H. Persing, Humberto Reyes, and Joseph H. Smith filed two amended Form 4s to correct errors with respect to the withholding of shares to cover tax liability. Each of Messrs. Arnold, Bishop, Enns, Miller, Persing, Reyes and Smith filed a late Form 4 reporting the vesting of restricted stock units. Messrs. Enns and Bishop filed a late Form 4 reporting the exercise of stock options and sale of common stock. Messrs. Miller and Smith filed an amended Form 4 to include the exercise of a stock option. Robert J. Easton filed a late Form 4 reporting the issuance of fully-vested shares of common stock in lieu of director cash retainer fees.

SHAREHOLDER COMMUNICATIONS

Any shareholder wishing to communicate with our Board of Directors regarding Cepheid may write to the Board, c/o Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Secretary of Cepheid will forward these communications directly to the director(s), except for spam, mass mailings, advertisements, or offensive or inappropriate material. The independent directors of the Board of Directors review and approve the shareholder communication process periodically to ensure effective communications with shareholders.

DIRECTOR ATTENDANCE AT THE ANNUAL MEETING

Cepheid’s policy is to encourage members of its Board of Directors to attend the annual meeting of shareholders and generally schedules a meeting of the Board of Directors on the date of the annual meeting to make it more convenient for them to do so. In 2011, all of the directors then in office attended Cepheid’s annual meeting of shareholders.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the annual meeting of shareholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

ATTACHMENT A

CEPHEID

2006 Equity Incentive Plan

(adopted April 27, 2006 and amended April 24, 2008, April 29, 2010, October 26, 2010 and             , 2012)

1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined in the text are defined in Section 28.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available. Subject to Sections 2.2 and 21.2, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of             , 2012, is 14,400,000 Shares plus (i) any authorized shares not issued or subject to outstanding grants under the Company’s 1997 Stock Option Plan (the “1997 Plan”) on the date the 1997 Plan is terminated; (ii) shares that are subject to issuance upon exercise of an option granted under the 1997 Plan but cease to be subject to such option for any reason other than exercise of such option; and (iii) shares that were issued under the 1997 Plan which are repurchased by the Company at the original issue price or forfeited. Subject to Sections 2.2 and 21.2 hereof, Shares subject to Awards, and Shares issued upon exercise of Awards, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (i) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (ii) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; or (iii) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued. Any Award, other than an Option or a SAR, shall reduce the number of Shares available for issuance by 1.75 Shares for each Share subject to such Award (for an Option or a SAR this ratio shall remain 1:1). SARs to be settled in shares of the Company’s Common Stock shall be counted in full against the number of Shares available for award under the Plan, regardless of the number of Shares issued upon settlement of the SAR. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Options granted under this Plan.

2.2 Adjustment of Shares. In the event that the number or type of outstanding shares of the Company’s Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number and class of Shares reserved for issuance under this Plan, (b) the Exercise Prices of outstanding Options and SARs, (c) the number of Shares subject to outstanding Options and SARs and (d) the maximum number of Shares that may be granted pursuant to Section 3 may, upon approval of the Board in its discretion, be proportionately adjusted in compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued.

3. ELIGIBILITY. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any Parent or Subsidiary of the Company; provided such consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No person will be eligible to receive more than one million five hundred thousand (1,500,000) Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company), who are eligible to receive up to a maximum of two million (2,000,000) Shares in the calendar year in which they commence their employment. A person may be granted more than one Award under this Plan.

4. ADMINISTRATION.

4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Except for automatic grants to Outside Directors pursuant to Section 6 hereof, and subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Except for automatic grants to Outside Directors pursuant to Section 6 hereof, the Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(c) select persons to receive Awards;

(d) determine the form and terms of Awards;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(g) grant waivers of Plan or Award conditions;

(h) determine the vesting, exercisability and payment of Awards;

(i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(j) determine whether an award has been earned; and

(k) make all other determinations necessary or advisable for the administration of this Plan.

4.2 Committee Discretion. Except for automatic grants to Outside Directors pursuant to Section 6 hereof, any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or the Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to two or more directors of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company. Notwithstanding any provision of the Plan to the contrary, administration of the Plan shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to any Participant of taxation under Section 409A of the Code.

5. OPTIONS. The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Option Agreement which will expressly identify the Option as an ISO or an NQSO (“Stock Option Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period. Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of seven (7) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Shareholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an ISO will be not less than 100% of the Fair Market Value of the Shares on the date of grant; (ii) the Exercise Price of any ISO granted to a Ten Percent Shareholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant; and (iii) the Exercise Price of an NQSO will not be less than 100% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 12.

5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the “Exercise Agreement”) in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding the Participant’s investment intent and access to information and other matters, if any, as may be required by or desirable to the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

5.6 Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, the exercise of an Option will always be subject to the following:

(a) If the Participant is Terminated for any reason except the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter time period not less than thirty (30) days or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(b) If the Participant is Terminated because of Participant’s death (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for the Participant’s death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(c) If the Participant is Terminated because of Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than six (6) months after the Termination Date, with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for the Participant’s death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(d) If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee.

5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of $100,000 that become exercisable in such calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize, with prior shareholder approval, the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4 for Options granted on the date the action is taken to reduce the Exercise Price.

5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6. AUTOMATIC GRANTS TO OUTSIDE DIRECTORS.

6.1 Types of Options and Shares. Options granted under this Plan and subject to this Section 6 shall be NQSOs.

6.2 Eligibility. Options and RSUs subject to this Section 6 shall be granted only to Outside Directors. An Outside Director who is elected or reelected as a member of the Board will be eligible to receive an Award under this Section 6.

6.3 Grant for Initial Election or Appointment. Each Outside Director who is first elected or appointed as a member of the Board on or after the 2012 annual meeting of shareholders will automatically be granted, on the date such Outside Director is first elected or appointed as a member of the Board, Options and/or RSUs that, in the aggregate, equals 20,000 Option equivalents (an “Initial Election Grant”), with the mix of Options and RSUs and the equivalency ratio of Options and RSUs to be determined from time to time in the discretion of the Board.

6.4 Annual Grants. On the date of the first meeting of the Board immediately following each annual meeting of shareholders of the Company beginning with the 2012 annual meeting (even if held on the same day as the meeting of shareholders), the Company shall grant each Outside Director then in office for longer than six months Options and/or RSUs that, in the aggregate, equals 10,400 Option equivalents (an “Annual Grant”), with the mix of Options and RSUs and the equivalency ratio of Options and RSUs to be determined from time to time in the discretion of the Board.

6.5 Discretionary Grant. The Board may make discretionary grants to any Outside Director (a “Discretionary Grant”).

6.6 Vesting, Exercisability and Settlement. The date an Outside Director receives an Initial Election Grant or an Annual Grant is referred to in this Plan as the “Start Date” for such Award(s).

(a) Initial Election Grants. Except as set forth in Section 21.4, each Initial Election Grant will vest, and become exercisable or be settled as to one-third (1/3) of the Shares subject to such Initial Election Grant on each one-year anniversary of the Start Date, so long as the Outside Director continuously remains a director of the Company.

(b) Annual Grants. Except as set forth in Section 21.4, each Annual Grant will vest, become exercisable and be settled as to one hundred percent (100%) of the Shares subject to such Annual Grant on the one-year anniversary of the Start Date, so long as the Outside Director continuously remains a director of the Company.

(c) Discretionary Grants. Except as set forth in Section 21.4, Discretionary Grants shall vest, and become exercisable or be settled as determined by the Board.

6.7 Exercise Price. With respect to Options granted to an Outside Director, the exercise price shall not be less than the Fair Market Value of the Shares at the time that such Option is granted.

7. RESTRICTED STOCK AWARDS.

7.1 Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to a Participant Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

7.2 Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by a Restricted Stock Purchase Agreement, which will be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. A Participant accepts a Restricted Stock Award by signing and delivering to the Company a Restricted Stock Purchase Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Restricted Stock Purchase Agreement was delivered to the Participant. If the Participant does not accept the Restricted Stock Award within thirty (30) days, then the offer of the Restricted Stock Award will terminate, unless the Committee determines otherwise. The Restricted Stock Award, Plan and other documents may be delivered in any manner (including electronic distribution or posting) that meets applicable legal requirements.

7.3 Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and, may be less than Fair Market Value (but not less than the par value of the Shares when required by law) on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 12 of the Plan and the Restricted Stock Purchase Agreement, and in accordance with any procedures established by the Company, as communicated and made available to Participants.

7.4 Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of the performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Restricted Stock Purchase Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award, provided, that, subject to Section 27 below, all Restricted Stock Awards with vesting restrictions based upon completion of performance goals based on Performance Factors shall have a minimum one-year Performance Period and all other vesting restrictions for Restricted Stock Awards shall have a minimum three-year Performance Period; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment for Shares to be purchased under any Restricted Stock

Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

7.5 Termination During Performance Period. Except as may be set forth in the Participant’s Restricted Stock Purchase Agreement, vesting ceases on such Participant’s Termination Date.

8. STOCK BONUS AWARDS.

8.1 Awards of Stock Bonuses. A Stock Bonus Award is an award to an eligible person of Shares (which may consist of Restricted Stock or Restricted Stock Units) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards shall be made pursuant to a Stock Bonus Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. No payment will be required for Shares awarded pursuant to a Stock Bonus Award.

8.2 Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. If the Stock Bonus Award is to be earned upon the satisfaction of performance goals, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award, provided, that, subject to Section 27 below, all Stock Bonus Awards with vesting restrictions based upon completion of performance goals based on Performance Factors shall have a minimum one-year Performance Period and all other vesting restrictions for Stock Bonus Awards shall have a minimum three-year Performance Period; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the issuance of any Shares or other payment to a Participant pursuant to a Stock Bonus Award, the Committee will determine the extent to which the Stock Bonus Award has been earned. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to a Stock Bonus Award to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

8.3 Form of Payment to Participant. The Stock Bonus Award will be paid to the Participant currently. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment.

8.4 Termination of Participant. In the event of a Participant’s Termination during a Performance Period or vesting period, for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Stock Bonus Award only to the extent earned as of the date of Termination in accordance with the Stock Bonus Agreement, unless the Committee determines otherwise.

9. STOCK APPRECIATION RIGHTS.

9.1 Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to an eligible person that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to the value determined by multiplying the difference between the Fair Market Value on the date of exercise over the Exercise Price and the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in a SAR Agreement). The SAR may be granted for services to be rendered or for past services already rendered to the Company, or any Parent or Subsidiary. All SARs shall be made pursuant to a SAR Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

9.2 Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares deemed subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect on each SAR of the Participant’s Termination. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, but may not be less than Fair Market Value on the date of grant. A SAR may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s individual SAR Agreement. If the SAR is being earned upon the satisfaction of performance goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Prior to settlement of any SAR earned upon the satisfaction of performance goals pursuant to a SAR Agreement, the Committee shall determine the extent to which such SAR has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different performance goals and other criteria.

9.3 Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the SAR Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of seven years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines.

9.4 Form and Timing of Settlement. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

10. RESTRICTED STOCK UNITS.

10.1 Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to an eligible person covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All RSUs shall be made pursuant to a RSU Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

10.2 Terms of RSUs. The Committee will determine the terms of a RSU including, without limitation: (a) the number of Shares deemed subject to the RSU; (b) the time or times during which the RSU may be exercised; (c) the consideration to be distributed on settlement, (d) the timing of settlement of a RSU, provided, that, subject to Section 27 below, a RSU with settlement restrictions based upon satisfaction of performance goals based on Performance Factors shall have a minimum one-year Performance Period and all other settlement restrictions for RSUs shall have a minimum three-year Performance Period, and (e) the effect on each RSU of the Participant’s Termination. A RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s individual RSU Agreement. If the RSU is being earned upon satisfaction of performance goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Prior to settlement of any RSU earned upon the satisfaction of performance goals pursuant to a RSU Agreement, the Committee shall determine the extent to which such RSU has been earned. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the RSUs to take into account changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

10.3 Form and Timing of Settlement. The portion of a RSU being settled shall be paid currently. To the extent permissible under law, the Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

11. PERFORMANCE SHARES.

11.1 Awards of Performance Shares. A Performance Share Award is an award to an eligible person denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). Grants of Performance Shares shall be made pursuant to a Performance Share Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

11.2 Terms of Performance Shares. The Committee will determine, and each Performance Share Agreement shall set forth, the terms of each award of Performance Shares including, without limitation: (a) the number of Shares deemed subject to such Award; (b) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled, provided, that, subject to Section 27 below, the Performance Period shall be a minimum of one year; (c) the consideration to be distributed on settlement, and the effect on each award of Performance Shares of the Participant’s Termination. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period, provided, that, subject to Section 27 below, the Performance Period shall be a minimum of one year; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares. Prior to settlement the Committee shall determine the extent to which Performance Shares have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Shares that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the applicable performance goals to take into account changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

11.3 Form and Timing of Settlement. The portion of an award of Performance Shares being settled shall be paid currently.

12. PAYMENT FOR SHARE PURCHASES.

12.1 Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c) by waiver of compensation due or accrued to the Participant for services rendered to the Company or a Parent or Subsidiary of the Company;

(d) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s Common Stock exists:

(i) through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(ii) through a “margin” commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company;

(e) by a form of cashless exercise program implemented by the Company in connection with the Plan;

(f) by any combination of the foregoing; or

(g) by any other method approved by the Board.

13. WITHHOLDING TAXES.

13.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

13.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

14. TRANSFERABILITY.

14.1 General Rule. Except as otherwise provided in this Section 14, no Award and no interest therein, shall be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and no Award may be made subject to execution, attachment or similar process.

14.2 All Awards other than NQSOs. All Awards other than NQSOs shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees.

14.3 NQSOs. Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, (B) the Participant’s guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO by “permitted transfer;” and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees. “Permitted transfer” means, as authorized by this Plan and the Committee in an NQSO, any transfer effected by the Participant during the Participant’s lifetime of an interest in such NQSO but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

15. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1 Voting and Dividends. No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are restricted stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the restricted stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Exercise Price pursuant to Section 15.2.

15.2 Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Exercise Price, as the case may be.

16. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

17. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18. EXCHANGE AND BUYOUT OF AWARDS. The repricing of Options or SARs is not permitted without prior stockholder approval. Repricing is defined as the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel, substitute, buyout or exchange outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs. The Committee may, at any time or from time to time authorize the Company, in the case of an Option or SAR exchange with stockholder approval, and with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), to pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.

19. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.

21. CORPORATE TRANSACTIONS.

21.1 Dissolution or Liquidation. Except for automatic grants to Outside Directors pursuant to Section 6 hereof, in the event of the proposed dissolution or liquidation of the Company, the Company shall notify the Participant at least thirty (30) days prior to such proposed action. To the extent it has not been previously exercised, all Awards will terminate immediately prior to the consummation of such proposed action.

21.2 Merger or Asset Sale. Except for automatic grants to Outside Directors pursuant to Section 6 hereof, in the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company:

(a) Awards. Each Award shall be assumed or an equivalent award substituted by the successor corporation (including as a “successor” any purchaser of substantially all of the assets of the Company) or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall have the right to exercise the Award as to all of the shares of Common Stock covered by the Award, including Shares as to which it would not otherwise be exercisable. If an Award is exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Company shall notify the Participant that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period. For the purposes of this paragraph, the Award shall be considered assumed if, following the merger or sale of assets, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its parent entity, the Company may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share of Common Stock subject to the Award, to be solely common stock of the successor corporation or its parent entity equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

(b) Shares Subject to Right of Repurchase. Any Shares subject to a Right of Repurchase of the Company, as described in Section 15.2 herein, shall be exchanged for the consideration (whether stock, cash, or other securities or property) received in the merger or asset sale by the holders of Common Stock for each share held on the effective date of the transaction, as described in the preceding paragraph. If in such exchange the Participant receives shares of stock of the successor corporation or a parent or subsidiary of such successor corporation, and if the successor corporation has agreed to assume or substitute for Awards as provided in the preceding paragraph, such exchanged shares shall continue to be subject to such Right of Repurchase. If, as provided in the preceding paragraph, the Participant shall have the right to exercise an Award as to all of the shares of Common Stock covered thereby, all Shares that are subject to a Right of Repurchase of the Company shall be released from such Right of Repurchase and shall be fully vested.

21.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Award rather than assuming an award, such new Award may be granted with a similarly adjusted Exercise Price.

21.4 Outside Director Grants. Notwithstanding any provision to the contrary, in the event of a dissolution or liquidation described in Section 21.1 or a merger or asset sale described in Section 21.2, the vesting of all Options and RSUs granted to Outside Directors pursuant to Section 6 of this Plan will accelerate and be fully vested, any Shares that are subject to a Right of Repurchase of the Company shall be released from such Right of Repurchase and shall be fully vested, and any Options will become exercisable in full immediately prior to, and contingent upon, the consummation of such event and upon such other conditions as the Committee determines, and such Options must be exercised, if at all, within three (3) months of the consummation of said event. Any Options not exercised within such three-month period shall expire.

22. ADOPTION AND SHAREHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s shareholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board and upon receiving approval of the Company’s shareholders shall become effective (the “Effective Date”).

23. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

24. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26. INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company.

27. TIME-BASED RESTRICTIONS. Notwithstanding anything else in this Plan, the Company may grant Restricted Stock Awards, Stock Bonus Awards, RSUs and Performance Share Awards without taking into account the minimum Performance Period requirements set forth in Sections 7, 8, 10 and 11, respectively; provided, that, the Company does not grant more than 10% of the aggregate Shares reserved and available for grant and issuance pursuant to this Plan without such minimum Performance Periods set forth in Sections 7, 8, 10 and 11 above. For the avoidance of doubt, neither the foregoing sentence nor the minimum Performance Period requirements set forth in Sections 7, 8, 10 and 11 shall restrict the Company from entering into (or continuing to be a party to) individual agreements with Participants that provide for the acceleration of the vesting restrictions or Performance Periods of Awards upon a change of control, termination of employment, or other specific events.

28. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

“Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

“Board” means the Board of Directors of the Company.

“Cause” means (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company, or (c) a failure to materially perform the customary duties of employee’s employment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Company” means Cepheid or any successor corporation.

“Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is publicly traded and listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b) if such Common Stock is publicly traded but is neither listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(c) if none of the foregoing is applicable, by the Board or the Committee in good faith.

“Family Member” includes any of the following:

(a) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

(b) any person (other than a tenant or employee) sharing the Participant’s household;

(c) a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

(d) a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

(e) any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Option Agreement” means, with respect to each Option, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Option.

“Outside Director” means a member of the Board who is not an employee of the Company or any Parent or Subsidiary.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who receives an Award under this Plan.

“Performance Factors” means the factors selected by the Committee from among the following measures (whether or not in comparison to other peer companies) to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

•	Net revenue and/or net revenue growth;

•	Earnings per share and/or earnings per share growth;

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

•	Operating income and/or operating income growth;

•	Net income and/or net income growth;

•	Total stockholder return and/or total stockholder return growth;

•	Return on equity;

•	Operating cash flow return on income;

•	Adjusted operating cash flow return on income;

•	Economic value added;

•	Individual business objectives; and

•	Company specific operational metrics.

“Performance Period” means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for the Award.

“Performance Share” means an Award granted pursuant to Section 11 of the Plan.

“Performance Share Agreement” means an agreement evidencing a Performance Share Award granted pursuant to Section 11 of the Plan.

“Plan” means this Cepheid 2006 Equity Incentive Plan.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option.

“Restricted Stock Award” means an award of Shares pursuant to Section 7 of the Plan.

“Restricted Stock Purchase Agreement” means an agreement evidencing a Restricted Stock Award granted pursuant to Section 7 of the Plan.

“Restricted Stock Unit” means an Award granted pursuant to Section 10 of the Plan.

“RSU Agreement” means an agreement evidencing a Restricted Stock Unit Award granted pursuant to Section 10 of the Plan.

“SAR Agreement” means an agreement evidencing a Stock Appreciation Right granted pursuant to Section 9 of the Plan.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 21, and any successor security.

“Stock Appreciation Right” means an Award granted pursuant to Section 9 of the Plan.

“Stock Bonus” means an Award granted pursuant to Section 8 of the Plan.

“Stock Bonus Agreement” means an agreement evidencing a Stock Bonus Award granted pursuant to Section 8 of the Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means “Unvested Shares” as defined in the Award Agreement.

ATTACHMENT B

CEPHEID

2012 EMPLOYEE STOCK PURCHASE PLAN

As Adopted             , 2012

1. Establishment of Plan. Cepheid (the “Company”) proposes to grant options for purchase of shares of the Company’s common stock, no par value per share (the “Common Stock”), to eligible employees of the Company and its Participating Subsidiaries (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this “Plan”). For purposes of this Plan, “Parent Corporation” and “Subsidiary” shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). “Participating Subsidiaries” are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the “Board”) designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. However, with regard to offers of options under the Plan to employees outside the United States working for an affiliate of the Company that is not a Subsidiary, the Board may offer an option that is not intended to meet the Code Section 423 requirements, provided the other terms and conditions of the Plan are met. Subject to Section 14, a total of 750,000 shares of the Company’s Common Stock are reserved for issuance under this Plan. In addition, on the first business day of each calendar year during the term of this Plan, the aggregate number of shares of the Company’s Common Stock reserved for issuance under this Plan shall be increased by a number equal to the lesser of (i) 500,000 shares or (ii) an amount determined by the Committee. Such number shall be subject to adjustments effected in accordance with Section 14 of this Plan.

2. Purpose. The purpose of this Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment.

3. Administration. This Plan shall be administered by the Compensation Committee of the Board or, if no such Compensation Committee exists, by the Board (the “Committee”). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

4. Eligibility. Any employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

(a) employees who are not employed by the Company or a Participating Subsidiary prior to the beginning of such Offering Period or prior to such other time period as specified by the Committee;

(b) employees who are customarily employed for twenty (20) hours or less per week;

(c) employees who are customarily employed for five (5) months or less in a calendar year;

(d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries;

(e) employees who do not meet any other eligibility requirements that the Committee may choose to impose (within the limits permitted by the Code); and

(f) individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

5. Offering Dates. The offering periods (each, an “Offering Period”) shall be of twenty-four (24) months duration commencing on February 1 and August 1 of each year and ending on January 31 and July 31 of each year; provided that the first Offering Period shall commence on the first February 1 or August 1 that occurs following shareholder approval of this Plan described in Section 21 below and the Company’s prior Amended and Restated 2000 Employee Stock Purchase Plan shall terminate on such date (the “Effective Date”). Each Offering Period shall consist of four (4) six month purchase periods (individually, a “Purchase Period”) during which payroll deductions of the participants are accumulated under this Plan. The first business day of each Offering Period is referred to as the “Offering Date”. The last business day of each Purchase Period is referred to as the “Purchase Date”. The Committee shall have the power to change these terms as provided in Section 25 below.

6. Participation in this Plan. Eligible employees may become participants in an Offering Period under this Plan on the Offering Date after satisfying the eligibility requirements by delivering a subscription agreement to the Company prior to such Offering Date, or such other time period as specified by the Committee. Notwithstanding the foregoing, the Committee may set a later time for filing the subscription agreement authorizing payroll deductions for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver a subscription agreement to the Company after becoming eligible to participate in an Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing a subscription agreement with the Company prior to such Offering Period, or such other time period as specified by the Committee. Once an employee becomes a participant in an Offering Period by filing a subscription agreement, such employee will automatically participate in the Offering Period commencing immediately following the last day of either the prior Offering Period, unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan.

7. Grant of Option on Enrollment. Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company determined by a fraction, the numerator of which is the amount accumulated in such employee’s payroll deduction account during such Purchase Period and the denominator of which is the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date, or (ii) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Purchase Date, provided, however, that the number of shares of the Company’s Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 10(b) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 10(a) below with respect to the applicable Purchase Date. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 8 below.

8. Purchase Price. The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a) The fair market value on the Offering Date; or

(b) The fair market value on the Purchase Date.

The term “fair market value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is then quoted on the Nasdaq Global Select Market, its closing price on the Nasdaq Global Select Market on the date of determination as reported in The Wall Street Journal;

(b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal; or

(c) if such Common Stock is publicly traded but is not quoted on the Nasdaq Global Select Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal.

9. Payment Of Purchase Price; Changes In Payroll Deductions; Issuance Of Shares.

(a) The purchase price of the shares will be accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant’s compensation in one percent (1%) increments not less than one percent (1%), nor greater than fifteen percent (15%) or such lower limit set by the Committee. Compensation shall mean all W-2 cash compensation, including, but not limited to, base salary, wages, commissions, overtime, shift premiums, plus draws against commissions, provided, however, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

(b) A participant may increase or decrease the rate of payroll deductions by filing with the Company a new authorization for payroll deductions at any time. Upon receipt of a request to increase the rate of payroll deductions, a participant will automatically terminate participation in the current Offering Period effective on the Purchase Date for the current Purchase Period and the participant will be reenrolled in the succeeding Offering Period during which such increased rate of payroll deduction will apply. Upon receipt of a request to decrease the rate of payroll deductions, a participant will remain in the current Offering Period but have his or her rate of payroll reductions reduced for the succeeding Purchase Period within the current Offering Period.

(c) A participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company a request for cessation of payroll deductions. Such reduction shall be effective beginning with the next payroll period after the Company’s receipt of the request and no further payroll deductions will be made for the duration of the Offering Period. Payroll deductions credited to the participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock of the Company in accordance with Section (e) below. A participant may not resume making payroll deductions during the Offering Period in which he or she reduced his or her payroll deductions to zero.

(d) All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(e) On each Purchase Date, so long as this Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant as of that date returned to the participant, the Company shall apply the funds then in the participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock of the Company shall be carried forward, without interest, into the next Purchase Period or Offering Period, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the

Purchase Date shall be returned to the participant, without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f) As promptly as practicable after the Purchase Date, the Company shall issue shares for the participant’s benefit representing the shares purchased upon exercise of his or her option.

(g) During a participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

10. Limitations on Shares to be Purchased.

(a) No participant shall be entitled to purchase stock under any Offering Period at a rate which, when aggregated with such participant’s rights to purchase stock, that are also outstanding in the same calendar year(s) (whether under other Offering Periods or other employee stock purchase plans of the Company, its Parent or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which such Offering Period is in effect (hereinafter the “Maximum Share Amount”). The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

(b) The Committee may, in its sole discretion, set a lower maximum number of shares which may be purchased by any participant during any Offering Period than that determined under Section 10(a) above, which shall then be the Maximum Share Amount for subsequent Offering Periods; provided, however, in no event shall a participant be permitted to purchase more than 3,000 Shares during any one Offering Period, irrespective of the Maximum Share Amount set forth in (a) and (b) hereof. If a new Maximum Share Amount is set, then all participants will be notified of such Maximum Share Amount prior to the commencement of the next Offering Period for which it is to be effective. The Maximum Share Amount shall continue to apply with respect to all succeeding Offering Periods unless revised by the Committee as set forth above.

(c) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected.

(d) Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 10, and not covered by Section 9(e), shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest.

11. Withdrawal.

(a) Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Company a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period, as applicable, or such other time period as specified by the Committee.

(b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 6 above for initial participation in this Plan.

(c) If the Fair Market Value on the first day of the current Offering Period in which a participant is enrolled is higher than the Fair Market Value on the first day of any subsequent Offering Period, the Company will automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period, if any.

12. Termination of Employment. Termination of a participant’s employment for any reason, including retirement, death, disability, or the failure of a participant to remain an eligible employee of the Company or of a Participating Subsidiary, immediately terminates his or her participation in this Plan. In such event, the accumulated payroll deductions credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

13. Return of Payroll Deductions. In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the participant all payroll deductions credited to such participant’s account. No interest shall accrue on the payroll deductions of a participant in this Plan.

14. Capital Changes. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then the Committee shall adjust the number and class of Common Stock that may be delivered under the Plan, the purchase price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 1 and 10 shall be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

15. Nonassignability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16. Use of Participant Funds and Reports. The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be required to segregate participant payroll deductions. Until Shares are issued, participants will only have the rights of an unsecured creditor. Each participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

17. Notice of Disposition. Each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18. No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee’s employment.

19. Equal Rights And Privileges. All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in this Plan.

20. Notices. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Term; Shareholder Approval. This Plan will become effective on the Effective Date and the Company’s prior Amended and Restated 2000 Employee Stock Purchase Plan shall terminate on the Effective Date. This Plan shall be approved by the shareholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares that are subject to such shareholder approval before becoming available under this Plan shall occur prior to shareholder approval of such shares and the Board or Committee may delay any Purchase Date and postpone the commencement of any Offering Period subsequent to such Purchase Date as deemed necessary or desirable to obtain such approval (provided that if a Purchase Date would occur more than twenty-four (24) months after commencement of the Offering Period to which it relates, then such Purchase Date shall not occur and instead such Offering Period shall terminate without the purchase of such shares and participants in such Offering Period shall be refunded their contributions without interest). This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time pursuant to Section 25 below), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) the tenth anniversary of the first Purchase Date under the Plan.

22. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to the end of a Purchase Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to a Purchase Date.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23. Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24. Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.

25. Amendment or Termination of this Plan. The Committee, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Committee, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Committee in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 14). If an Offering Period is terminated prior to its previously-scheduled expiration, all amounts then credited to participants’ accounts for such Offering Period, which have not been used to purchase shares of the Company’s Common Stock, shall be returned to those participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable. Further, the Committee will be entitled to change the number and/or duration of the Purchase Periods and Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the administration of the Plan, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of the Company’s Common Stock for each participant properly correspond with amounts withheld from the participant’s base salary or regular hourly wages, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan. Such actions will not require shareholder approval or the consent of any participants. However, no amendment shall be made without approval of the shareholders of the Company (obtained in accordance with Section 21 above) within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would: (a) increase the number of shares that may be issued under this Plan; or (b) change the designation of the employees (or class of employees) eligible for participation in this Plan.

26. Corporate Transactions. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings, and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, each outstanding right to purchase Company Common Stock will be assumed or an equivalent option substituted by the successor corporation or a parent or a subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, the Offering Period with respect to which such purchase right relates will be shortened by setting a new Purchase Date (the “New Purchase Date”) and will end on the New Purchase Date, unless otherwise determined by the Committee. Unless otherwise determined by the Committee, the New Purchase Date shall occur on or prior to the consummation of a corporate transaction described above, and the Plan shall terminate on the consummation of such corporate transaction.

PROXY

CEPHEID

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

March 15, 2012

The undersigned shareholder of Cepheid hereby appoints Andrew D. Miller and Joseph H. Smith and each of them with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of common stock of Cepheid held of record by the undersigned on February 24, 2012, at the annual meeting of shareholders of Cepheid to be held on April 24, 2012 at 1:00 p.m. Pacific time at Cepheid’s principal executive offices, 904 Caribbean Drive, Sunnyvale, California 94089 and any adjournments or postponements thereof.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

{X}  Please mark votes as in this example

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS RELATING TO THE ANNUAL MEETING.

The Board of Directors recommends a vote “FOR” each of the nominees.

1.	To elect three Class I directors of Cepheid to serve on the Board of Directors for a three-year term. The Board of Directors intends to present the following nominees for election as directors:	Vote FOR all the nominees (except as directed to the contrary) { }

	John L. Bishop Thomas D. Brown Dean O. Morton	Vote WITHHELD from all nominees { }

INSTRUCTIONS: To withhold vote for any individual nominee, write the nominee’s name in the space provided below:
The Board of Directors recommends a vote “FOR” proposals two, three, four and five:

2.	To amend Cepheid’s 2006 Equity Incentive Plan.	For { }	Against { }	Abstain { }

3.	To approve Cepheid’s 2012 Employee Stock Purchase Plan.	For { }	Against { }	Abstain { }

4.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of Cepheid for the fiscal year ending December 31, 2012.	For { }	Against { }	Abstain { }

5.	To approve a non-binding advisory resolution on Cepheid’s executive compensation.	For { }	Against { }	Abstain { }

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT { }

Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please have an authorized officer sign and indicate the full corporate name. If a partnership, please sign in partnership name by an authorized person.

MARK HERE IF YOU PLAN ON ATTENDING THE SHAREHOLDER MEETING { }	Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.

Signature:	Date:	Signature:	Date:

Print Name:	Print Name: